Certain identified information in this Exhibit has been redacted as it is both 1) immaterial and 2) the type of information that the Registrant customarily treats as private and confidential. Redacted information is indicated with [***].

Execution Version

Date: 26 May 2021

SHARE PURCHASE AGREEMENT
relating to
DREAMS TOPCO LIMITED between
THE INSTITUTIONAL SELLER and THE MANAGEMENT SELLERS
and
the Purchaser
and
the GUARANTOR

Table of Contents

2.     Sale and purchase......................................................................................................… 15

4.     Condition to Completion.........................................................................................….. 17

Agreed Form Documents

1.    Announcements
2.    Employee Notification
3.    Deed of Adherence
4.    Voting PoA
5.    Lost Share Certificate Indemnity
6.    Resignation Letter

Date: 26 May 2021
PARTIES

(1)
PROJECT DREAM S.À R.L., a private limited liability company (société à responsabilité limitée) established and existing under the laws of Luxembourg, having its registered office at 15, Boulevard Friedrich Wilhelm Raiffeisen, L-2411 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies Register under number B 170267 (the “Institutional Seller”);

(2)	THOSE PERSONS whose details are set out in part 1 of Schedule 1 (The Sellers) (together “Management Sellers” and each a “Management Seller”);
(3)
TEMPUR SEALY (UK) LIMITED, a private company limited by shares incorporated under the laws of England and Wales, with company number 13390355 and having its registered office at Tempur House, Caxton Point, Printing House Lane, Hayes, Middlesex UB3 1AP (the “Purchaser”); and

(4)
TEMPUR SEALY INTERNATIONAL, INC., a corporation established and existing under the laws of Delaware, with registration number 3565036 and having its registered office at c/o Cogency Global Inc., 850 New Burton Road, Suite 201, Dover, DE 19904, United States of America (the “Guarantor”).
Together, the Institutional Seller and the Management Sellers are the “Sellers” and each is a “Seller”.

INTRODUCTION
(A)    Each Seller has agreed to sell the Shares held by that Seller and to assume the obligations imposed on that Seller under this Agreement.
(B)    The Purchaser has agreed to purchase the Shares and to assume the obligations imposed on the Purchaser under this Agreement.
(C)    The Guarantor has agreed to guarantee the Purchaser’s obligations under this Agreement.
AGREEMENT
1    Definitions and Interpretation
Definitions
1.1    In this Agreement, unless the context requires otherwise, the capitalised terms set out below have the following meanings:

“£”	Pounds Sterling, being the lawful currency of the United Kingdom of Great Britain and Northern Ireland;
“$”	United States Dollars, being the lawful currency of the United States of America;
“Accounting Policies”	the accounting policies set out in part 2 of Schedule 5 (Accounting Policies);
“Accounts”
(i) the consolidated, audited balance sheet, statement of comprehensive income, statement of changes in equity and cash flow statement of the Group (including any notes thereon) as at, and for the 12 months ended, 24 December 2020 prepared under UK GAAP; and
(ii) the audited balance sheet, statement of comprehensive income and statement of changes in equity of each of the individual Group Companies (including any notes thereon) as at, and for the 12 months ended, 24 December 2020 prepared under UK GAAP;

“Actual Net Debt Amount”
an amount equal to: (i) the aggregate amount of Debt owed by the Group Companies; minus (ii) the aggregate amount of Cash held by or on behalf of the Group Companies, in each case as at the Effective Time, as set out in the Actual Net Debt Statement and calculated in accordance with parts 1 and 2 of Schedule 5 (Accounting Policies), but excluding any item or amount to the extent included or taken into account in the calculation of the Actual Working Capital Amount. For the avoidance of doubt, the Actual Net Debt Amount will be expressed as a positive number if the amount of Debt exceeds the amount of Cash or as a negative number if the amount of Cash exceeds the amount of Debt;

“Actual Net Debt Statement”
a statement (in the form contemplated by part 4 of Schedule 5 (Accounting Policies)) setting out the Actual Net Debt Amount, as agreed or determined in accordance with Schedule 4 (Effective Time Statements);

“Actual Working Capital Amount”
the aggregate amount of net working capital of the Group accounted for in the line items set out in column I (entitled “Actual Working Capital Amount”) in part 3 of Schedule 5 (Accounting Policies), as at the Effective Time, as set out in the Actual Working Capital Statement and calculated in accordance with parts 1 and 2 of Schedule 5 (Accounting Policies), but excluding any item or amount to the extent included or taken into account in the calculation of the Actual Net Debt Amount. For the avoidance of doubt, the Actual Working Capital Amount may be a positive (net asset) or negative (net liability) number;

“Actual Working Capital Statement”
a statement (in the form contemplated by part 5 of Schedule 5 (Accounting Policies)) setting out (i) the Actual Working Capital Amount and (ii) the Working Capital Excess or the Working Capital Shortfall (as applicable), as agreed or determined in accordance with Schedule 4 (Effective Time Statements);

this “Agreement”	this share purchase agreement, including the Introduction, the Schedules and the Annexures, as amended or restated from time to time;
“All Seller Warranties”	has the meaning given in Clause 8.14;
“Announcements”	the announcements in the agreed form relating to the Transaction;
“Articles”	the articles of association of the Company from time to time;
“Balancing Amount”
an amount equal to the sum of:
(i) the Working Capital Shortfall (expressed as a negative number) or the Working Capital Excess (expressed as a positive number); and
(ii) the Net Debt Shortfall (expressed as a positive number) or the Net Debt Excess (expressed as a negative number);

“Business Day”	any day that is not a Saturday or Sunday or a public holiday in London, England, Luxembourg, the Grand Duchy of Luxembourg or New York, United States of America;
“Cash”	the aggregate amount accounted for in the line items set out in column H (entitled “Cash”) in part 3 of Schedule 5 (Accounting Policies);
“Company”	Dreams Topco Limited, a private limited company incorporated and registered in England with registered number 08428337 whose registered office is at 14 Knaves Beech Business Centre, Davies Way, Loudwater, High Wycombe, Buckinghamshire HP10 9YU;
“Completion”	completion of the sale and purchase of the Shares in accordance with Clause 6;
“Completion Date”	the date on which Completion is to take place, determined in accordance with Clause 6.1(a);
“Condition”	has the meaning given in Clause 4.1;

“Confidentiality Agreement”	the confidentiality agreement dated 3 March 2017 and made between the Institutional Seller, the Company and the Guarantor (as amended pursuant to an exclusivity letter entered into between the Institutional Seller, the Company and the Guarantor dated 15 April 2021);
“Consideration”	has the meaning given in Clause 3.1;
“Covered Person”	has the meaning given in Clause 7.11;
“COVID-19”	the outbreak of the Coronavirus disease 2019 (COVID-19) declared by the World Health Organization as a Public Health Emergency of International Concern (as defined by the World Health Organization) on 30 January 2020 and as a pandemic on 11 March 2020;
“COVID-19 Circumstances”	any and all measures taken by any Governmental Entity after the date of this agreement in direct response to COVID-19, including the issuance of quarantine and confinement orders, lockdowns, embargoes and travel restrictions or general published COVID-19 related guidelines, whether at an international, national, regional, local or other level;
“Data Room”	the documents and other information contained in the electronic data room hosted by Datasite known as “Bloom” made available to the Purchaser and its representatives as at 6.55 p.m. on 24 May 2021, a USB copy of which has been provided to the Purchaser on or before the date of this Agreement;
“Debt”	the aggregate amount accounted for in the line items set out in column I (entitled “Debt”) in part 3 of Schedule 5 (Accounting Policies);
“Deed of Release”	a deed of release in respect of all mortgages, charges, debentures, assignments or other security and guarantees granted or entered into by any Group Company in respect of the Existing Facilities (including pursuant to the debentures dated 1 April 2015 and 20 June 2019, respectively);
“Disclosed”	has the meaning given to it in the Management Warranty Deed;
“Effective Time”	immediately before Completion;
“Effective Time Statements”	the Actual Net Debt Statement and the Actual Working Capital Statement;
“Employee”	has the meaning given to it in the Management Warranty Deed;

“Employee Notification”	the notification to the Group’s employees in the agreed form relating to the Transaction;
“Employee Representative”	any employers’ or trade association of which the Company is a member, or any trade union, staff association, trade association, works council or other body representing Employees;
“Encumbrance”	all security interests, mortgages, charges, options, equities, claims, liens, hypothecations, retentions of title or other third party rights (including rights of pre-emption or rights of first refusal) of any nature whatsoever or any agreement, arrangement or obligation to create any of the foregoing;
“Entire Capitalisation Warranties”	has the meaning given in Clause 8.14;
“Estimated Consideration”
an amount equal to the aggregate of:
(i) £340,000,000; less
(ii) the Estimated Net Debt Amount; plus
(iii) the Estimated Working Capital Shortfall (expressed as a negative number) or the Estimated Working Capital Excess (expressed as a positive number);

“Estimated Net Debt Amount”	the Sellers’ good faith estimate of the Actual Net Debt Amount as set out in the Estimated Net Debt Statement;
“Estimated Net Debt Statement”
a statement (in the form contemplated by part 4 of Schedule 5 (Accounting Policies)) setting out the Estimated Net Debt Amount, together with reasonably detailed information as to how each item in the Estimated Net Debt Statement has been calculated;

“Estimated Working Capital Amount”	the Sellers’ good faith estimate of the Actual Working Capital Amount as set out in the Estimated Working Capital Statement;
“Estimated Working Capital Excess”	the amount (if any) by which the Estimated Working Capital Amount exceeds (or is less negative than) the Working Capital Target;
“Estimated Working Capital Shortfall”	the amount (if any) by which the Estimated Working Capital Amount is less than (or more negative than) the Working Capital Target;

“Estimated Working Capital Statement”
a statement (in the form contemplated by part 5 of Schedule 5 (Accounting Policies)) setting out (i) the Estimated Working Capital Amount and (ii) the Estimated Working Capital Excess or the Estimated Working Capital Shortfall (as applicable), together with reasonably detailed information as to how each item in the Estimated Working Capital Statement has been calculated;

“Exchange Rate”	in respect of any amount to be converted from £ into $ pursuant to Clause 3.7, the following exchange rate: £ (GBP) = 1 $ (USD) = 1.4023
“Existing Facilities”	the facilities provided to members of the Group under the Existing Facilities Agreement;
“Existing Facilities Agreement”	the facilities agreement originally dated 1 April 2015 as amended on 1 December 2016 and amended and restated on 20 June 2019 and as further amended and/or amended and restated from time to time between, among others, the Company as parent and Barclays Bank PLC as agent;
“Existing Facilities Pay-Off Amount”	the amount required on Completion to discharge all amounts owed by the Company and any other Group Company under the Existing Facilities (including principal, interest, gross-up obligations or other tax payments, penalties, break fees, pre-payment fees, professional advisers costs, close-out amounts and any related fees, costs and expenses of any nature) and any associated hedging arrangements and to release all guarantees and security in relation to the Existing Facilities and any hedging arrangements (inclusive of any prepayment costs or any prepayment premia);
“Facility Agent”	has the meaning given to the term “Agent” as defined in the Existing Facilities Agreement;
“FCA”	the Financial Conduct Authority, or any successor authority or authorities, empowered to perform any regulatory functions in the United Kingdom under FSMA from time to time;
“FCA Regulated Company”	Dreams Limited;
“FSMA”	the United Kingdom’s Financial Services and Markets Act 2000 (as amended);
“Fundamental Obligation”	each obligation of a Party listed in Schedule 3 (Completion Obligations) that is identified as such in that Schedule;

“Governmental Entity”	any supra national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union and the FCA;
“Group”	the Company and all of the Group Companies, taken as a whole;
“Group Capitalisation Warranties”	has the meaning given in Clause 8.14;
“Group Companies”	the Company and each of its subsidiaries, each being a “Group Company”;
“Guaranteed Obligations”	has the meaning given in Clause 10.1;
“Guarantor”	has the meaning given in “Parties”;
“Incentive Scheme”	any: (i) share or share-based incentive scheme; (ii) share purchase or ownership scheme; (iii) employee benefit trust or similar arrangement; or (iv) profit sharing, bonus, commission or other cash-based incentive scheme or arrangement, which either relates to shares in a Group Company, is sponsored or maintained by a Group Company, or in respect of which any Employee or their dependants have outstanding entitlements;
“Institutional Seller’s Group”	the Institutional Seller, its Related Persons and any fund or other investment vehicle managed and/or advised by any adviser or manager of the Institutional Seller and/or any of its Related Persons, and any general partner, trustee, nominee, operator, arranger or manager of, or investment adviser to, the Institutional Seller or of or to any Related Person of the Institutional Seller, or of or to any fund or investment vehicle managed and/or advised by any investment adviser or manager of the Institutional Seller and/or any of its Related Persons;
“Institutional Seller’s Solicitors”	Kirkland & Ellis International LLP of 30 St Mary Axe, London EC3A 8AF;
“Intellectual Property Rights”	has the meaning given to it in the Management Warranty Deed;
“Long Stop Date”	26 January 2022;
“Management Seller and Management Sellers”	have the meanings given in “Parties”;

“Management Sellers’ Representative”	Michael Logue, or any replacement (being a Management Seller) appointed pursuant to Clause 14.4;
“Management Sellers’ Solicitors”	Travers Smith LLP of 10 Snow Hill, London EC1A 2AL;
“Management Warranty Deed”	the management warranty deed executed and delivered as a deed dated on or about the date of this Agreement by the Management Sellers in favour of the Purchaser and the Guarantor;
“Material Contract”	has the meaning given to it in the Management Warranty Deed;
“Monthly Accounting Period”	a monthly accounting period of the Group, as set out in the Group’s financial calendar for 2021 and 2022 in part 6 of Schedule 5 (Accounting Policies);
“Net Debt Excess”	the amount (if any) by which the Actual Net Debt Amount exceeds (or is less negative than) the Estimated Net Debt Amount;
“Net Debt Shortfall”	the amount (if any) by which the Actual Net Debt Amount is less than (or more negative than) the Estimated Net Debt Amount;
“Normal Business Hours”	has the meaning given in Clause 13.3;
“Original Party”	has the meaning given in Clause 14.16;
“Owned Intellectual Property”	has the meaning given to it in the Management Warranty Deed;
“Payment Statement”	a statement setting out the total Consideration, as agreed and determined in accordance with Schedule 4 (Effective Time Statements);
“Pre-Contractual Statement”	has the meaning given in Clause 14.21(b);
“Process Agent”	has the meaning given in Clause 14.36;
“Purchaser’s Group”	the Purchaser and its Related Persons (including, following Completion, the Group Companies);
“Purchaser’s Solicitors”	Cleary Gottlieb Steen & Hamilton LLP of 2 London Wall, London EC2Y 5AU;
“Reduced Notice Period”	the meaning given in Clause 5.3(b);

“Related Person”
(i) in the case of a body corporate, any subsidiary or holding company of that body corporate and any subsidiary of any such holding company, in each case from time to time;
(ii) in the case of an individual, any spouse and any lineal descendant by blood or adoption of that individual or any person(s) acting in the capacity of trustee(s) of a trust of which that individual is the settlor or that individual and that individual’s spouse and/or lineal descendants are the sole beneficiaries; and
(iii) in the case of a limited partnership, any nominee or trustee of the limited partnership, the partners in that limited partnership or their nominees, any investment manager or investment adviser to the limited partnership, any parent undertaking or subsidiary undertaking of that investment manager or investment adviser and any other investment fund managed or advised by any such person or any investor in any fund that directly or indirectly holds interests in the limited partnership, provided that, for the purposes of this Agreement, the Group Companies shall not be deemed Related Persons of any Seller or of any Seller’s Related Persons;

“Relevant Seller Proportion”	means the proportion applicable to each Seller set out opposite that Seller’s name in column (4) of Schedule 1 (The Sellers);
“Relief”	includes, unless the context otherwise requires, any loss, allowance, credit, deduction, exemption or set off in respect of any Tax, or any right to or actual repayment or refund of or saving of Tax (including any repayment, supplement, fee or interest in respect of any Tax);
“Reporting Accountants”	has the meaning given in paragraph 9 of Part 1 of Schedule 4 (Effective Time Statements);
“Retirement Benefits”	means any of the benefits described in section 150(1) of the Finance Act 2004 or section 255 of the Pensions Act 2004;
“Run-off Policy”	has the meaning given to it in Clause 7.11;
“Securityholders’ Deed”	the securityholders’ deed dated 6 May 2015 entered into between (i) the Company, (ii) the Institutional Seller and (iii) the Management Sellers relating to their respective rights and obligations as securityholders of the Company (as amended and restated on 23 March 2017);
“Seller” and “Sellers”	have the meanings given to them in “Parties”;

“Seller Claim”	any claim, proceeding, suit or action by the Purchaser against any Seller, or any member of the Institutional Seller’s Group, in respect of any breach or non-performance, as applicable, of a covenant, undertaking or warranty given pursuant to this Agreement;
“Seller’s Disagreement Notice”	has the meaning given to it in paragraph 4(b) of Part 1 of Schedule 4 (Effective Time Statements);
“Senior Employee”	has the meaning given to it in the Management Warranty Deed;
“Shares”	2,000 A ordinary shares of £0.00001 each and 111 B ordinary shares of £0.0001 each in the capital of the Company, together comprising the entire issued and to be issued share capital of the Company;
“Substitute Party”	has the meaning given in Clause 14.16;
“Surviving Provisions”	Clauses 1, 4.7, 7.9, 8, 10, 12.3 to 12.6, 13, 14.1 to 14.4 and 14.8 to 14.40;
“Tax” or “Taxation”	any form of tax, levy, impost, duty, charge, employer social security contribution or other governmental charge (national or local) of whatever nature, whenever and wherever imposed, which is collected or assessed by, or payable to, a Tax Authority or any other person as a result of any enactment relating to tax, together with all related fines, penalties, interest, costs, charges and surcharges, and in each case whether payable directly or imposed by way of a withholding or deduction and in respect of any person whether their liability for the same is a primary or secondary liability;
“Tax Authority”	any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration or collection of Taxation;
“Transaction”	the transactions contemplated by the Transaction Documents;
“Transaction Documents”	this Agreement, the Management Warranty Deed, each document in the agreed form and any other document entered into or to be entered into pursuant to this Agreement;
“UK GAAP”	Financial Reporting Standard 102, The Financial Reporting Standard applicable in the UK and Republic of Ireland as issued by the Financial Reporting Council;

“VAT”	within the European Union, any Tax levied pursuant to EC Directive 2006/112/EC (as amended from time to time) and any other Tax of a similar nature levied in substitution for or in addition to such Tax in any member state of the European Union, and outside the European Union, any other Tax of a similar nature wherever imposed (including value added tax levied pursuant to the United Kingdom Value Added Tax Act 1994);
“Warranties”	has the meaning given to it in the Management Warranty Deed;
“Working Capital Excess”	the amount (if any) by which the Actual Working Capital Amount exceeds (or is less negative than) the Estimated Working Capital Amount;
“Working Capital Shortfall”	the amount (if any) by which the Actual Working Capital Amount is less than (or more negative than) the Estimated Working Capital Amount; and
“Working Capital Target”	[***]
1.2    References to the “Parties” are to the parties to this Agreement, and each is a “Party”.
1.3    References to “Clauses” are to the clauses of this Agreement.
1.4    References to the “Introduction” and the “Schedules” are to the introduction and schedules to this Agreement, which form part of this Agreement and have the same force and effect as if set out in the body of this Agreement.
1.5    A document expressed to be an “Annexure” means a document a copy of which has been identified as such and initialled by or on behalf of the Sellers and the Purchaser or agreed by email on their behalf by the Institutional Seller’s Solicitors, the Management Sellers’ Solicitors and the Purchaser’s Solicitors.
1.6    Where any capitalised term is defined within a particular Clause in the body of this Agreement, that term shall bear the meaning ascribed to it in that Clause wherever it is used in this Agreement.
1.7    Wherever, under the terms of this Agreement, the Management Sellers are entitled or obliged to exercise or enforce any right or discretion, or to give any direction, consent or notice, or receive any notice or document, save as otherwise provided for, such right or discretion may be validly exercised, and such direction, consent or notice may be validly given and such notice or document shall be validly received by the Management Sellers’ Representative, on behalf of all of the Management Sellers, and each of the Management Sellers shall be bound by and shall not seek to challenge and/or overturn any such action or dispute the valid service of such notice or document.

Interpretation
1.8    The table of contents and headings to Clauses and Schedules are included for ease of reference only, and are not to affect the interpretation of this Agreement.
1.9    In this Agreement, unless expressly stated otherwise:
(a)    the words “include” or “including” (or any similar term) are not to be construed as implying any limitation;
(b)    general words shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things;
(c)    words indicating gender shall be treated as referring to the masculine, feminine or neuter as appropriate;
(d)    the singular shall include the plural and vice versa;
(e)    a reference to a statute, statutory provision or subordinate legislation (“legislation”) refers to such legislation as amended and in force from time to time and to any legislation that (either with or without modification) re-enacts, consolidates or enacts in rewritten form any such legislation, provided that as between the Parties no such amendment, re-enactment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or would otherwise adversely affect the rights of, any Party;
(f)    any reference to any document other than this Agreement is a reference to that other document as amended, varied, supplemented, or novated (in each case, other than in breach of the provisions of this Agreement) at any time;
(g)    a reference to a document “in the agreed form” means a form of document signed by or on behalf of each Party for the purposes of identification or agreed by email on their behalf by the Institutional Seller’s Solicitors, the Management Sellers’ Solicitors and the Purchaser’s Solicitors;
(h)    references to the time of day are to London time;
(i)    a reference to something being “in writing” or “written” includes any mode of representing or reproducing words in visible form that is capable of reproduction in hard copy form, including words transmitted by email but excluding any other form of electronic or digital communication;
(j)    any reference to a “person” includes any individual, body corporate, trust, partnership, joint venture, unincorporated association or governmental, quasi-governmental, judicial or regulatory entity (or any department, agency or political sub-division of any such entity), in each case whether or not having a separate legal personality;
(k)    any reference to a “holding company” or a “subsidiary” means a “holding company” or “subsidiary” as defined in section 1159 of the Companies Act 2006, save that a company shall be treated for the purposes of the membership requirement contained in sections 1159(1)(b) and (c) as a member of another company even if its shares in that other company are registered in the name of (i) its nominee or (ii) another person (or its nominee) by way of security or in connection with the taking of security. Any reference to an “undertaking” shall be construed in accordance with section 1161 of the Companies Act 2006 and any reference to a “parent company” or a “subsidiary undertaking” means respectively a “parent company” or “subsidiary undertaking” as defined in section 1162 of the Companies Act 2006, save that an undertaking shall be treated for the purposes of the membership requirement in sections 1162(2)(b) and (d) and section 1162(3)(a) as a member of another undertaking even if its shares in that other undertaking are registered in the name of (i) its nominee or (ii) another person (or its nominee) by way of security or in connection with the taking of security;
(l)    in relation to a limited liability partnership, references to “directors” or “employees” shall be taken as a reference to the members and (where applicable) employees of that limited liability partnership;
(m)    save as otherwise expressly and specifically stated, a procuring obligation where used in the context of: (i) the Institutional Seller shall, in relation to a Group Company, mean solely that the Institutional Seller shall (A) exercise its voting rights and use any and all powers vested in it from time to time in its capacity as a member of the Company together with such contractual rights as it may be entitled to exercise in respect of the Group and (B) direct that any director of any Group Company appointed by any member of the Institutional Seller’s Group shall exercise shall exercise his or her voting rights and use any and all powers vested in him or her in his or her capacity as a director of such Group Company (subject to his or her fiduciary and statutory duties as a director); and (ii) the Management Sellers (or any one or more of them) shall, in relation to a Group Company, mean solely that the relevant Management Seller shall exercise his or her voting rights and use any and all powers vested in him or her in his or her capacity as a director and/or employee of the Group Company (where applicable) (subject to his or her fiduciary and statutory duties as a director) together with such contractual rights as he or she may be entitled to exercise in respect of the Group;
(n)    “to the extent that” means “to the extent that” and not solely “if”, and similar expressions shall be construed in the same way; and
(o)    any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.
1.10    The warranties, representations and obligations of each Seller under this Agreement are several and not (i) joint or (ii) joint and several. No claim may be made against any Seller in respect of any breach of this Agreement by any other Seller or such other Seller’s Related Persons.
2    Sale and purchase
Agreement to sell and purchase
2.1    On and subject to the terms of this Agreement, each Seller shall sell the Shares for which it is identified as the Seller in Schedule 1 (The Sellers) with full title guarantee free from Encumbrances as at Completion, and the Purchaser shall purchase the Shares, together with all rights attached or accruing to the Shares as at Completion.
Waiver of pre-emption rights
2.2    Provided that such waiver shall be effective only as of Completion, each Seller hereby irrevocably waives any and all rights in respect of its Shares (other than, for the avoidance of doubt, any rights to its, his or her Relevant Seller Proportion of any Balancing Amount payable by the Purchaser pursuant to Clause 3.4(b)) that may have been conferred on such Seller by the Articles or otherwise, including:
(a)    any rights of redemption, pre-emption, first refusal or transfer;
(b)    any rights relating to the terms of transfer or the consideration, interest or dividends declared, made or paid or agreed to be made or paid for or on any Shares on or after Completion; and
(c)    any rights to acquire any Shares,
and shall, on or before Completion, procure the waiver of any such rights held by any other person.
2.3    Neither the Sellers nor the Purchaser shall be obliged to complete the sale and purchase of the Shares unless the sale and purchase of all of the Shares is completed simultaneously in accordance with the terms of this Agreement.
3    Consideration
Amount
3.1    Subject to Clause 3.6, the total consideration for the purchase of the Shares under this Agreement (the “Consideration”) shall be the amount equal to the aggregate of:

(a)    £340,000,000; less
(b)    the Actual Net Debt Amount; and
(c)    (i) plus the amount (if any) by which the Actual Working Capital Amount exceeds (or is less negative than) the Working Capital Target or (ii) less the amount (if any) by which the Actual Working Capital Amount is less than (or more negative than) the Working Capital Target.
3.2    The Sellers agree that the Consideration shall be apportioned between the Shares in accordance with the Articles, but the Purchaser shall not be concerned with such apportionment.
Estimated Consideration
3.3    The Estimated Consideration shall be paid or satisfied in accordance with Clause 6.
Settlement of Consideration
3.4    Within five Business Days after (and excluding) the date on which the Payment Statement and the Effective Time Statements are agreed or determined in accordance with Schedule 4 (Effective Time Statements), the following payments shall be made:
(a)    if the Balancing Amount is zero, no payment shall be made by either the Sellers or the Purchaser;
(b)    if the Balancing Amount is a positive number, the Purchaser shall pay to each Seller an amount equal to such Seller’s Relevant Seller Proportion of the Balancing Amount; or
(c)    if the Balancing Amount is a negative number, each Seller shall pay to the Purchaser an amount equal to such Seller’s Relevant Seller Proportion of the Balancing Amount (for these purposes expressed as a positive amount).
3.5    Any amount to be paid under Clause 3.3 (and paragraph 5(a) of Schedule 3 (Completion Obligations)) or Clause 3.4 shall be made in accordance with Clause 3.7 or Clause 3.8 (as applicable) by telegraphic transfer to:
(a)    in the case of the Institutional Seller’s Relevant Seller Proportion of such amount, such account as may be notified by the Institutional Seller to the Purchaser at least five clear Business Days prior to the due date for payment;
(b)    in the case of all of the Management Sellers’ respective Relevant Seller Proportions of such amount, such account as may be notified by the Institutional Seller to the Purchaser at least five clear Business Days prior to the due date for payment; and

(c)    in the case of payments to the Purchaser, account details of which shall be notified by the Purchaser to the Sellers at least five clear Business Days prior to the due date for payment, and such payment shall be an absolute discharge to the person making the payment who shall not be concerned with the subsequent application of the amount paid.
3.6    If any payment is to be made by any Seller to the Purchaser in respect of any Seller Claim or any claim, proceeding, suit or action under the Management Warranty Deed, or by the Purchaser to any Seller in respect of any claim, proceeding, suit or action under this Agreement, the payment shall, to the extent possible, be made by way of adjustment of the Consideration paid by the Purchaser for the relevant Seller’s Shares under this Agreement, which shall be deemed to have been reduced or increased (as appropriate) by the amount of such payment.
Payment
3.7    Payment by or on behalf of (a) the Purchaser to the Institutional Seller in respect of the Institutional Seller’s Relevant Seller Proportion of the Estimated Consideration and (b) the Purchaser to the Institutional Seller in respect of the Institutional Seller’s Relevant Seller Proportion (or vice versa) of the Balancing Amount (if any) will in each case be made in $. For these purposes, the amount of the Institutional Seller’s Relevant Seller Proportion of the Estimated Consideration and the Balancing Amount (if any), in each case calculated in accordance with the respective definitions set out in Clause 1.1, will be converted from £ into $ at the Exchange Rate.
3.8    Payment by or on behalf of (a) the Purchaser to the Management Sellers in respect of all of the Management Sellers’ respective Relevant Seller Proportions of the Estimated Consideration and (b) the Purchaser to the Management Sellers in respect of all of the Management Sellers’ respective Relevant Seller Proportions (or vice versa) of the Balancing Amount (if any) will in each case be made in £.
3.9    Within five Business Days from and excluding the later of (a) date of receipt of any payments pursuant to Clause 3.8 and (b) the date on which the Management Sellers’ Representative notifies the Institutional Seller of the account details for the onward payments, the Institutional Seller shall make such onward payments to the Management Sellers and/or to the Management Sellers’ advisers as the Management Sellers’ Representative may direct in writing, and such onward payments shall be an absolute discharge of the Institutional Seller’s obligation to remit the Management Sellers’ respective Relevant Seller Proportions of the Estimated Consideration and/or the Balancing Amount due to the Sellers (if any) to the Management Sellers. For the avoidance of doubt, the Sellers acknowledge and agree that the Purchaser shall not, in accordance with Clause 3.4, be concerned with any payment to be made pursuant to this Clause 3.9.

3.10    The Management Sellers acknowledge and agree that the Institutional Seller shall not under any circumstances be liable to account for any Taxes payable by a Management Seller in respect of his or her Relevant Seller Proportion of the Estimated Consideration and/or any Balancing Amount that may be due to the Sellers pursuant to Clause 3.4.
4    Condition to Completion
4.1    Completion shall be conditional on the FCA, in respect of the Purchaser and any other person acquiring or increasing control over the FCA Regulated Company by virtue of the Transaction, having given notice for the purposes of sections 189(4)(a) or 189(7) of FSMA that it has determined to approve such acquisition of control or being treated, by virtue of section 189(6) of FSMA, as having approved such acquisition of control (the “Condition”), provided that the Condition shall not be deemed to have been satisfied where compliance with the conditions in any notice by the FCA in accordance with section 189(7) of FSMA would be materially detrimental (in the reasonable opinion of the Purchaser) to the Group, taken as a whole, or to the Purchaser or any of its Related Persons.
For the purposes of this Clause 4:
(i)    references to FSMA shall be read, where applicable, as subject to the provisions of the Financial Services and Markets Act 2000 (Controller) (Exemptions) Order 2009 (SI 2009/774); and
(ii)    “acquiring or increasing control” is determined in accordance with sections 181 and 182 of FSMA.
4.2    The Purchaser shall, at its own cost, including the payment of any applicable filing fees, use its best endeavours to ensure that the Condition is fulfilled promptly after the date of this Agreement and in any event prior to the Long Stop Date including using its best endeavours to satisfy the Condition, including making or procuring the making of all notifications and filings to satisfy the Condition. Without prejudice to the generality of this Clause 4.2, the Purchaser shall in any event:
(a)    have primary responsibility for obtaining all consents, approvals or actions of any Governmental Entity which are required to satisfy the Condition and shall use best endeavours for that purpose (including making appropriate submissions, notifications and filings within three Business Days after the date of this Agreement);
(b)    make and progress all such notifications and filings with the relevant Governmental Entities with all due diligence and in accordance with any and all applicable time limits;

(c)    provide promptly all information which is requested or required by a Governmental Entity and in any event in accordance with any applicable time limits;
(d)    promptly notify the Institutional Seller and the Institutional Seller’s Solicitors (and provide copies or, in the case of non-written communications, details) of any material communications with or from any Governmental Entity provided that, insofar as any such information is competitively sensitive, such information shall be provided on an outside counsel-to-counsel, confidential basis;
(e)    provide the Institutional Seller’s Solicitors with a draft of all submissions, notifications, filings and other material communications to be submitted to any Governmental Entity including any supporting documentation or information requested by the Institutional Seller’s Solicitors, provided that the Purchaser shall not be required to provide any business secrets, at such time prior to submission as will afford the Institutional Seller’s Solicitors a reasonable opportunity to provide comments, and take account of any comments of the Institutional Seller’s Solicitors on such drafts prior to their submission; and
(f)    regularly update and review with the Institutional Seller and the Institutional Seller’s Solicitors the progress of any notifications or filings to any Governmental Entity.
4.3    The Sellers shall promptly provide the Purchaser and any Governmental Entity with any information and documents available to it which are reasonably required by the Purchaser to assist the Purchaser in fulfilling the Condition and/or responding to any request or inquiry from any Governmental Entity in connection with the Transaction to the extent such information is not contained in the materials made available to the Purchaser, including in the Data Room, and provided that insofar as any such information is competitively sensitive, such information shall be provided on an outside counsel-to-counsel, confidential basis.
4.4    The Sellers and the Purchaser shall each notify the other promptly upon, and in any event within one Business Day, of becoming aware that the Condition has been fulfilled, and shall promptly provide each other with copies of any relevant correspondence or notifications received from the relevant Governmental Entity evidencing the satisfaction of the Condition.
4.5    Without prejudice to any other rights of the Sellers, the Institutional Seller shall have the right to terminate this Agreement in the event that a notice has been given by the FCA stating that it objects to the acquisition of control of the FCA Regulated Company by the Purchaser or otherwise will not grant a clearance in respect of the Transaction.
4.6    If the Condition has not been satisfied by the Long Stop Date (or such later date as the Institutional Seller and the Purchaser may agree in writing provided notice of such agreement is given to the Management Sellers’ Representative), this Agreement shall automatically terminate (other than the Surviving Provisions) unless otherwise agreed in writing between the Institutional Seller and the Purchaser (provided notice of such agreement is given to the Management Sellers’ Representative).
4.7    In the event that this Agreement is terminated pursuant to Clause 4.5, 4.6 or 6.4, no Party (nor any of their respective Related Persons) shall have any claim under this Agreement of any nature whatsoever against any other Party (or any of their respective Related Persons) except in respect of any rights and liabilities which have accrued before such termination or under any of the Surviving Provisions.
5    Period before Completion
5.1    Except as otherwise agreed in writing with the Purchaser, between the execution of this Agreement and Completion, each Seller shall procure (insofar as it is legally able) that the business of each Group Company is carried on only in the ordinary course consistent with past practice and that each Group Company complies with the obligations set out in Schedule 2 (Conduct of Business prior to Completion).
5.2    From the date of this Agreement until Completion, to the extent permitted by applicable law, the Sellers shall procure that the Purchaser is provided with copies of all information provided to the Company’s shareholders on a monthly basis, including the monthly management pack (including the monthly management accounts) for the Group, prepared in accordance with past practice, as soon as reasonably practicable after such information is available.
5.3    Between the date of this Agreement and the Completion Date, each Seller shall, and shall procure that each relevant member of the Group shall:
(a)    to the extent required, request a calculation of the Existing Facilities Pay-Off Amount;
(b)    use reasonable endeavours to seek to agree with the Majority Lenders (as defined in the Existing Facilities Agreement) a notice period that is as short as possible (but not less than five Business Days) in respect of the voluntary prepayment and/or cancellation of the Existing Facilities at Completion (if applicable, such reduced notice period being the “Reduced Notice Period”);
(c)    serve the Facility Agent under the Existing Facilities with a voluntary prepayment and/or cancellation notice in accordance with the terms of the Existing Facilities Agreement to enable the voluntary prepayment and/or cancellation of the Existing Facilities at Completion pursuant to Clause 6.3 and the release at Completion of all security and guarantees related to the Existing Facilities pursuant to the Deed of Release; and
(d)    obtain all information needed in respect of the execution of the Deed of Release, consult with the Purchaser with respect to the form and substance of the Deed of

Release (including, for the avoidance of doubt, by sharing with the Purchaser within a reasonable period of time before Completion any draft of the Deed of Release) and take into account the Purchaser’s reasonable comments on any such draft.
5.4    Clause 5.1 shall not operate so as to prevent or restrict any of the following on or prior to Completion:
(a)    any matter required by law or by regulation binding on any Seller or any member of the Group;
(b)    any matter or transaction Disclosed in the Disclosure Letter or the Disclosure Documents (as defined in the Management Warranty Deed);
(c)    the implementation of any transaction or the taking of any action expressly permitted or provided for by any Transaction Document;
(d)    the execution of an obligation existing at the date of this Agreement, to the extent disclosed to the Purchaser on or before the date of this Agreement; and/or
(e)    any matter which is reasonably undertaken by any Group Company in response to a genuine emergency or disaster situation (including a genuine emergency or disaster situation arising in response to COVID-19 and/or any COVID-19 Circumstances) with the intention of minimising any adverse effect thereof in relation to the Group.
5.5    The Sellers shall (i) notify the Purchaser as soon as reasonably practicable of any action taken or proposed to be taken as described in this Clause 5.4, (ii) provide to the Purchaser all such information as the Purchaser may reasonably request in connection therewith and (iii) use reasonable endeavours to consult with the Purchaser in respect of any such action, to the extent reasonably practicable in the circumstances. Any failure on the part of any Seller to comply with the provisions of this Clause 5.5 shall not result in any Seller losing the benefit of Clause 5.4, without prejudice to the Purchaser’s ability to make a claim in respect of any breach of this Clause 5.5.
5.6    The Sellers shall procure that, between the date of this Agreement and the date that is as soon as is reasonably practicable prior to Completion, the Company shall, to the extent permitted by applicable law, distribute to the Sellers an aggregate amount in cash to be determined in good faith by the Institutional Seller and the Management Sellers’ Representative (with a view to minimising to the extent practicable the Cash held by or on behalf of the Group Companies as at the Effective Time to the amount reasonably considered to be required by the Group Companies for their ongoing operations (including taking into account the amounts of customer deposits retained by the Group Companies)), and the Institutional Seller and the Management Sellers’ Representative shall consult in good faith with the Purchaser in respect of the amount reasonably considered to be required by the Group Companies for their ongoing operations

(including taking into account the amounts of customer deposits retained by the Group Companies). The Sellers shall procure that the Group Companies shall, to the extent permitted by applicable law, make such distributions as are necessary to enable the Company to effect such distributions.
6    Completion
Date and place
6.1    Completion shall take place at the offices of the Institutional Seller’s Solicitors at 30 St. Mary Axe, London EC3A 8AF:
(a)    if notice of satisfaction of the Condition is served in accordance with Clause 4.4 at least 11 Business Days (or, if shorter and subject to the successful agreement of a Reduced Notice Period pursuant to Clause 5.3(b), the number of Business Days that is equal to one Business Day more than Reduced Notice Period) prior to 1 July 2021, on 1 July 2021;
(b)    on the first Business Day of the Monthly Accounting Period following that in which notice of satisfaction of the Condition is served in accordance with Clause 4.4, provided that, if notice of satisfaction of the Condition is served fewer than 11 Business Days (or, if shorter and subject to the successful agreement of a Reduced Notice Period pursuant to Clause 5.3(b), the number of Business Days that is equal to one Business Day more than Reduced Notice Period) prior to such date, Completion shall take place on the first Business Day of the next Monthly Accounting Period; or
(c)    on such other date as the Institutional Seller and the Purchaser may agree in writing (provided notice of such agreement is given to the Management Sellers’ Representative), but, in any event, no later than the first Business Day of the second Monthly Accounting Period following the Monthly Accounting Period in which the Long Stop Date falls.
Notification of Estimated Consideration
6.2    At least five Business Days prior to Completion, the Institutional Seller shall provide to the Purchaser (and the Management Sellers’ Representative):
(a)    an Estimated Net Debt Statement, an Estimated Working Capital Statement and its calculation (and allocation between the Sellers) of the Estimated Consideration (and such calculation and allocation, the Estimated Net Debt Statement and the Estimated Working Capital Statement shall, in the absence of manifest error, be binding on the Purchaser for the purposes of Clause 6.3); and
(b)    confirmation from the Facility Agent of the Existing Facilities Pay-Off Amount (together with the currency, payee and accounts details) and a copy of a duly signed pay-off letter in respect of the Existing Facilities. The Institutional Seller shall consult with the Purchaser with respect to the form and substance of such pay-off letter (including, for the avoidance of doubt, by sharing with the Purchaser within a reasonable period of time before Completion any draft of such pay-off letter) and take into account the Purchaser’s reasonable comments on any such draft.
Completion arrangements
6.3    At Completion, the Sellers and the Purchaser shall comply with their respective obligations as specified in Schedule 3 (Completion Obligations).
Breach of completion obligations
6.4    If any Party fails to comply with any of its obligations specified in Schedule 3 (Completion Obligations) as required by Clause 6.3, the Institutional Seller (in the case of non-compliance by the Purchaser) or the Purchaser (in the case of non-compliance by any Seller) shall be entitled by written notice to the other (and to the Management Sellers’ Representative):
(a)    to defer Completion for a period of up to ten Business Days (in which case the provisions of this Clause 6 shall apply to Completion as so deferred);
(b)    to require all Parties to effect Completion so far as practicable having regard to the defaults that have occurred; or
(c)    subject to Completion having first been deferred at least once under Clause 6.4(a), to terminate this Agreement, in the case of the Purchaser, only where any Seller has still not complied with any of its Fundamental Obligations or, in the case of the Institutional Seller, only where the Purchaser has still not complied with any of its Fundamental Obligations, in each case without prejudice to such Party’s rights under this Agreement (including the right to claim damages) or otherwise.
7    Warranties and undertakings
Institutional Seller’s warranties
7.1    The Institutional Seller warrants to the Purchaser that:
(a)    it is a private limited liability company (société à responsabilité limitée) established and validly existing under the laws of the Grand Duchy of Luxembourg;

(b)    it is the sole legal and beneficial owner of, and has the right to exercise all voting and other rights over, the Shares set forth against its name in part 2 of Schedule 1 (The Sellers);
(c)    there is no Encumbrance in relation to the Shares set forth against its name in part 2 of Schedule 1 (The Sellers);
(d)    the Shares constitute the entire issued share capital of the Company;
(e)    all the Shares set forth against its name in part 2 of Schedule 1 (The Sellers) are fully paid or properly credited as fully paid, have not been repaid (in full or in part) and there is no liability to pay any additional amounts on such Shares;
(f)    save for any Encumbrance that will be discharged upon Completion, the Company directly or indirectly legally and beneficially owns the entire issued share capital of each other Group Company;
(g)    it has full power and authority to enter into, deliver and perform its obligations under this Agreement and each other Transaction Document to which it is a party;
(h)    this Agreement and each other Transaction Document to which it is a party will, when executed, constitute valid and binding obligations of the Institutional Seller in accordance with their respective terms;
(i)    the execution and delivery of, and the performance by the Institutional Seller of its obligations under this Agreement and each other Transaction Document to which it is a party will not:
(i)    conflict with or result in a breach of any provision of the articles of association of the Institutional Seller;
(ii)    conflict with, result in a breach of or constitute a default under any agreement or instrument to which the Institutional Seller is a party (other than a breach of any confidentiality provisions);
(iii)    conflict with or result in a breach of any law or regulation, or of any order, injunction, judgement or decree of any court, that applies to the Institutional Seller; or
(iv)    save as set out in this Agreement, require it to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Entity that has not been unconditionally and irrevocably obtained or made at the date of this Agreement (save for any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement);

(j)    subject to the satisfaction of the Condition, it has obtained or satisfied all corporate, regulatory and other approvals and any other conditions necessary to execute and perform its obligations under this Agreement and the Transaction Documents; and
(k)    it is not insolvent or unable to pay its debts within the meaning of any laws relating to insolvency applicable to it.
7.2    The Institutional Seller’s warranties set out in Clause 7.1 will be deemed to be repeated immediately before Completion by reference to the facts and circumstances then existing (and as if references in those warranties to the date of this Agreement were references to the Completion Date).
Management Sellers’ warranties
7.3    Each Management Seller warrants severally (and not jointly or jointly and severally with any other Seller) to the Purchaser that:
(a)    he or she is the sole legal and beneficial owner of, and has the right to exercise all rights over, the Shares set forth against his or her name in of part 1 of Schedule 1 (The Sellers);
(b)    there is no Encumbrance in relation to such Shares set forth against his or her name in of part 1 of Schedule 1 (The Sellers);
(c)    the Shares constitute the entire issued share capital of the Company;
(d)    all the Shares set forth against his or her name in part 1 of Schedule 1 (The Sellers) are fully paid or properly credited as fully paid, have not been repaid (in full or in part) and there is no liability to pay any additional amounts on such Shares;
(e)    save for any Encumbrance that will be discharged upon Completion, the Company directly or indirectly legally and beneficially owns the entire issued share capital of each other Group Company;
(f)    he or she has the capacity to enter into, deliver and perform his or her obligations under this Agreement and each other Transaction Document to which he or she is a party;
(g)    this Agreement and each other Transaction Document to which he or she is a party will, when executed, constitute valid and binding obligations of such Management Seller in accordance with their respective terms;
(h)    the execution and delivery of, and the performance by the Management Seller of his or her obligations under this Agreement and each other Transaction Document to which he or she is a party will not:

(i)    conflict with, result in a breach of or constitute a default under any agreement or instrument to which the Management Seller is a party (other than a breach of any confidentiality provisions);
(ii)    conflict with or result in a breach of any law or regulation, or of any order, injunction, judgement or decree of any court, that applies to the Management Seller; or
(iii)    save as set out in this Agreement, require him or her to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Entity that has not been unconditionally and irrevocably obtained or made at the date of this Agreement (save for any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement); and
(i)    he or she is not bankrupt or unable to pay his or her debts within the meaning of any laws relating to bankruptcy applicable to him or her.
7.4    The Management Sellers’ warranties set out in Clause 7.3 will be deemed to be repeated immediately before Completion by reference to the facts and circumstances then existing (and as if references in those warranties to the date of this Agreement were references to the Completion Date).
Purchaser’s warranties
7.5    The Purchaser warrants to the Sellers that:
(a)    the Purchaser is a private company limited by shares established and validly existing under the laws of England and Wales;
(b)    the Purchaser has full power and authority to enter into, deliver and perform its obligations under this Agreement and each other Transaction Document to which the Purchaser is a party;
(c)    this Agreement and each other Transaction Document to which the Purchaser is a party will, when executed, constitute valid and binding obligations of the Purchaser in accordance with their respective terms;
(d)    the execution and delivery of, and the performance by the Purchaser of its obligations under this Agreement and each other Transaction Document to which the Purchaser is a party will not:
(i)    conflict with or result in a breach of any provision of the articles of association of the Purchaser;

(ii)    conflict with, result in a breach of or constitute a default under any agreement or instrument to which the Purchaser is a party (other than a breach of any confidentiality provisions);
(iii)    conflict with or result in a breach of any law or regulation, or of any order, injunction, judgement or decree of any court, that applies to the Purchaser;
(iv)    save as set out in this Agreement, require the Purchaser to obtain any consent or approval of, or give any notice to or make any registration with, any governmental, regulatory or other authority that has not been unconditionally and irrevocably obtained or made at the date of this Agreement (save for any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement);
(e)    the Purchaser’s obligations hereunder are not subject to any conditions regarding its or any other person’s ability to obtain financing for the completion of the Transaction and the other transactions contemplated by this Agreement;
(f)    the Purchaser has available as at the date of this Agreement, and at Completion will have, the necessary cash resources to enable it to perform each of its obligations hereunder, complete the Transaction and pay all related fees and expenses (including VAT);
(g)    subject to the satisfaction of the Condition, the Purchaser has obtained or satisfied all corporate, regulatory and other approvals and any other conditions necessary to execute and perform its obligations under this Agreement and the Transaction Documents; and
(h)    the Purchaser is not insolvent or unable to pay its debts within the meaning of any laws relating to insolvency applicable to it.
7.6    The Purchaser’s warranties set out in Clause 7.5 will be deemed to be repeated immediately before Completion by reference to the facts and circumstances then existing (and as if references in those warranties to the date of this Agreement were references to the Completion Date).
Guarantor’s warranties
7.7    The Guarantor warrants to the Sellers that:
(a)    the Guarantor is a corporation established and validly existing under the laws of Delaware, United States of America;
(b)    the Guarantor has full power and authority to enter into, deliver and perform its obligations under this Agreement and each other Transaction Document to which the Guarantor is a party;

(c)    this Agreement and each other Transaction Document to which the Guarantor is a party will, when executed, constitute valid and binding obligations of the Guarantor in accordance with their respective terms;
(d)    the execution and delivery of, and the performance by the Guarantor of its obligations under this Agreement and each other Transaction Document to which the Guarantor is a party will not:
(i)    conflict with or result in a breach of any provision of the by-laws of the Guarantor;
(ii)    conflict with, result in a breach of or constitute a default under any agreement or instrument to which the Guarantor is a party (other than a breach of any confidentiality provisions);
(iii)    conflict with or result in a breach of any law or regulation, or of any order, injunction, judgement or decree of any court, that applies to the Guarantor; or
(iv)    save as set out in this Agreement, require the Guarantor to obtain any consent or approval of, or give any notice to or make any registration with, any governmental, regulatory or other authority that has not been unconditionally and irrevocably obtained or made at the date of this Agreement (save for any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement);
(e)    subject to the satisfaction of the Condition, the Guarantor has obtained or satisfied all corporate, regulatory and other approvals and any other conditions necessary to execute and perform its obligations under this Agreement and the Transaction Documents; and
(f)    the Guarantor is not insolvent or unable to pay its debts within the meaning of any laws relating to insolvency applicable to it.
7.8    The Guarantor’s warranties set out in Clause 7.7 will be deemed to be repeated immediately before Completion by reference to the facts and circumstances then existing (and as if references in those warranties to the date of this Agreement were references to the Completion Date).
Purchaser’s waiver of rights against the Sellers
7.9    The Purchaser acknowledges and agrees that, other than with respect to the terms of any Transaction Document and in the absence of fraud, the Purchaser has no rights against and may not make any claim against: (i) any employee, director, manager, agent, officer or (except to the extent such adviser has entered into a reliance letter with the Purchaser) adviser of any Seller or any Seller’s Related Persons, on whom it may have relied before agreeing to any term of, or entering into, this Agreement or any other Transaction Document; and (ii) any member of the Institutional Seller’s Group, in each case in connection with the Transaction, and each and every person referred to in (i) and (ii) shall be entitled to enforce this Clause 7.9 under the Contracts (Rights of Third Parties) Act 1999.
Sellers’ waiver of rights against the Group
7.10    Each Seller acknowledges and agrees that, in the absence of fraud, it has no rights against and may not make any claim against any present or former employee, director, agent or officer of any Group Company or any of its Related Persons on whom it may have relied before agreeing to any term of, or entering into, this Agreement or any other Transaction Document, and each and every such person shall be entitled to enforce this Clause 7.10 under the Contracts (Rights of Third Parties) Act 1999.
Obligations towards Covered Persons
7.11    For a period of six years from the Completion Date, the Purchaser will cause the Company to maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s or any Group Company’s directors’ and officers’ liability insurance policies on terms not materially less favourable than the terms of such current insurance coverage (“Covered Persons”) (as to scope of coverage or otherwise) than the terms of such current insurance coverage (the “Run-off Policy”). The Purchaser shall (on request) provide the Sellers with a copy of the terms and conditions of the Run-off Policy and proof of the premium payment. The Purchaser undertakes that it shall not take or omit to take (and shall procure that each member of the Purchaser’s Group shall not take or omit to take) any action which has the effect of invalidating the Run-off Policy. Each and every Covered Person shall be entitled to enforce this Clause 7.11 under the Contracts (Rights of Third Parties) Act 1999.
No covenants, obligations or liabilities
7.12    The Parties agree that, with effect from the Completion, there will be no covenants, obligations or liabilities of any nature whatsoever owed by any Group Company to any member of any Institutional Seller’s Group save for any obligations under the Transaction Documents and/or any agreements between a Group Company and Sharps Bedrooms Limited to the extent Disclosed in the Disclosure Letter and/or the Disclosure Documents (as defined in the Management Warranty Deed) or similar arrangements between such parties consistent with past practice. The Institutional Seller shall, and shall procure its Related Persons shall, take all steps necessary to give effect to the previous sentence.
8    Limitation of liability
Monetary limit

8.1    The aggregate liability of a Seller in respect of: (i) all and any Seller Claims; and (ii) (other than in the case of the Institutional Seller) all and any claims, proceedings, suits or actions under the Management Warranty Deed (but without prejudice to the separate limitations on claims set out in the Management Warranty Deed), shall be limited to, and shall in no event exceed, the amount of the Consideration received by such Seller.
Notice of claims
8.2    A Seller shall not be liable in respect of any Seller Claim unless written notice of such Seller Claim is given by the Purchaser to that Seller on or before the date falling two months after (and excluding) the date on which the relevant breach becomes known to the Purchaser and in any event on or prior to the date falling two years after (and excluding) the date of Completion. Any notice of a Seller Claim shall specify, in such detail as is reasonably available to the Purchaser at the time, the legal and factual basis of such Seller Claim and, if reasonably practicable, the amount likely to be claimed.
8.3    The failure of the Purchaser to provide written notice within the two-month period specified in Clause 8.2 will not affect the rights of the Purchaser in connection with any Seller Claim, except to the extent that the relevant Seller is prejudiced by such failure.
8.4    Where a breach giving rise to a Seller Claim is capable of remedy, the Purchaser shall not be entitled to make any claims (whether for damages or otherwise) in respect of such breach if the breach is remedied (to the satisfaction of the Purchaser (acting reasonably) and without cost or liability for any member of the Purchaser’s Group) within 30 days after notice of the Seller Claim is given under Clause 8.2.
8.5    If notice of any Seller Claim is served by the Purchaser under Clause 8.2, the relevant Seller shall not be liable in respect of such Seller Claim (if such Seller Claim has not been satisfied or settled) unless legal proceedings in respect of such Seller Claim are both issued and served within six months after (and excluding) the date on which notice is served, provided that in the case of a contingent liability the six-month period will commence on the date the relevant contingent liability become an actual liability.
Contingent Liabilities
8.6    No Seller shall be liable in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability.
Purchaser actions
8.7    No Seller shall be liable in respect of any Seller Claim to the extent that the Seller Claim arises, or is increased, as a result of any act, transaction, arrangement, matter or thing done, or omitted to be done, pursuant to and in compliance with this Agreement or any other Transaction Document or at the written request of the Purchaser.

Mitigation
8.8    Nothing in this Agreement will or will be deemed to relieve or abrogate the Purchaser or, as the case may be, the Sellers, of any common law or other duty to mitigate any loss or damage.
Consequential losses etc.
8.9    No Seller shall be liable for any indirect or consequential losses.
No double recovery
8.10    The Purchaser shall not be entitled to recover from a Seller more than once for the same damage suffered.
Benefit
8.11    In assessing any damages or other amounts recoverable in respect of a Seller Claim, there shall be taken into account any corresponding saving by, or net quantifiable financial benefit to, a Group Company or any member of the Purchaser’s Group, including any Relief which would not have arisen but for the fact, matter or circumstance giving rise to the Seller Claim and, for those purposes, the amount of Tax which is saved by reason of the Relief shall be taken into account.
Recovery from third parties
8.12    If a Seller has paid an amount in discharge of any Seller Claim, and the Purchaser or any Group Company recovers from a third party a sum that would not have been received by the Purchaser or such Group Company (in whole or in part) but for the losses which are the subject matter of such Seller Claim, the Purchaser or the relevant Group Company shall pay to that Seller as soon as practicable after receipt of such sum an amount equal to:
(a)    the sum recovered from the third party less any costs and expenses reasonably and properly incurred in obtaining such recovery, less any Taxation attributable to the recovery and after taking account of any Relief available (to the extent not already taken into account in accordance with Clause 8.11) in respect of any matter giving rise to the Seller Claim; or
(b)    if less, the amount previously paid by that Seller to the Purchaser, less any Taxation attributable to the recovery and after taking account of any Relief available (to the extent not already taken into account in accordance with Clause 8.11) in respect of any matter giving rise to the Seller Claim.
Fraud

8.13    None of the limitations contained in this Clause 8 shall apply to any Seller in respect of his, her or its liability in relation to any Seller Claim that arises or is increased, or is delayed, as a result of fraud on the part of that Seller.
Withdrawal and settlement of Seller Claims
8.14    None of the Sellers shall be liable for any Seller Claim in respect of any breach of Clause 7.1(d) or 7.3(c) (“Entire Capitalisation Warranties”) or Clause 7.1(f) or 7.3(e) (“Group Capitalisation Warranties”, and together with the Entire Capitalisation Warranties, the “All Seller Warranties”) unless a Seller Claim in respect of all relevant All Seller Warranties relating to the same fact, matter or circumstance has been brought against and pursued in the same manner against all of the Sellers, save where the Purchaser has settled with some but not all of the Sellers under Clause 8.16, and each Seller shall only be liable for such Seller’s Relevant Seller Proportion of any such Seller Claim.
8.15    If the Purchaser withdraws a Seller Claim in respect of any breach of the All Seller Warranties against any of the Sellers, the Purchaser shall also withdraw all other Seller Claims for breach of the All Seller Warranties against each of the other Sellers relating to the same fact, matter or circumstance giving rise to such Seller Claim.
8.16    If the Purchaser settles a Seller Claim in respect of any breach of the All Seller Warranties against a Seller, the Purchaser shall offer to the other Sellers who are liable in respect of all Seller Claims for breach of the All Seller Warranties relating to the same fact, matter or circumstance giving rise to such Seller Claim, settlement terms which are, so far as practicable, the same (having regard to the Relevant Seller Proportion of all Seller Claims to be borne by, and the aggregate liability of, such Sellers) as those agreed with that Seller with whom the Purchaser has settled.
9    Tax information
9.1    The Purchaser undertakes to provide such assistance and such information in its possession or under its control as may reasonably be required by a Seller in order to negotiate, refute, settle, compromise or otherwise deal with any claim, investigation or enquiry by a Tax Authority regarding that Seller or, in the case of the Institutional Seller, a member of the Institutional Seller’s Group that relates to income, profits or gains earned, accrued or received (or treated for Tax purposes as earned, accrued or received) or any event occurring (or treated for Tax purposes as occurring) on or before Completion.
9.2    To enable compliance with the Purchaser’s obligations under Clause 9.1, the Purchaser shall, and shall cause each Group Company to:
(a)    properly retain and maintain all material records in its possession on or after the date of this Agreement until the earlier of seven years after Completion and such time as the Institutional Seller agrees (such agreement not to be unreasonably withheld) that such retention and maintenance is no longer necessary; and
(b)    upon being given reasonable notice and subject to the relevant Seller giving any confidentiality undertaking reasonably required by the Purchaser, allow such Seller and its authorised managers, employees, agents, auditors and representatives, at such Seller’s cost, to:
(i)    inspect, review and make copies of such records and information for and only to the extent necessary for that purpose; and
(ii)    have reasonable access within five Business Days to any relevant employee, director, adviser or premises of any Group Company during Normal Business Hours.
10    Purchaser’s guarantee
10.1    The Guarantor unconditionally and irrevocably guarantees to the Sellers the due and punctual performance and observance by the Purchaser of all its obligations, commitments, undertakings, warranties and indemnities under or pursuant to the Transaction Documents (the “Guaranteed Obligations”), to the extent of any limit on the liability of the Purchaser in the Transaction Documents.
10.2    If and whenever the Purchaser defaults for any reason whatsoever in the performance of any of the Guaranteed Obligations, the Guarantor shall upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement as if it were the primary obligor and so that the same benefits shall be conferred on the Sellers as they would have received if the Guaranteed Obligations had been duly performed and satisfied by the Purchaser.
10.3    This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Guaranteed Obligations shall have been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Sellers may now or hereafter have or hold for the performance and observance of the Guaranteed Obligations.
10.4    As a separate and independent stipulation, the Guarantor agrees that any of the Guaranteed Obligations (including any moneys payable) which may not be enforceable against or recoverable from the Purchaser by reason of any legal limitation, disability or incapacity on or of the Purchaser or the dissolution, amalgamation or reconstruction of the Purchaser or any other fact or circumstances (other than any limitation imposed by this Agreement) shall nevertheless be enforceable against and recoverable from the Guarantor as though the same had been incurred by the Guarantor and the Guarantor were the sole or principal obligor in respect of such Guaranteed Obligation and shall be performed or paid by the Guarantor on demand.

10.5    The liability of the Guarantor under this Clause 10 shall not be affected, impaired, reduced or released by:
(a)    any variation of the Guaranteed Obligations;
(b)    any forbearance, neglect or delay in seeking performance of the Guaranteed Obligations or any granting of time for such performance;
(c)    the illegality, invalidity, unenforceability or, or any defect in, any provision of this Agreement or the Purchaser’s obligations under any of them;
(d)    any insolvency or similar proceeding; or
(e)    any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defence to a guarantor.
11    Non-solicitation covenant
11.1    The Institutional Seller shall not, and shall not direct or encourage the other members of the Institutional Seller’s Group to, for two years after the Completion Date, induce or seek to induce any present Senior Employee to become employed whether as employee, consultant or otherwise by any member of the Institutional Seller’s Group, whether or not such Senior Employee would thereby commit а breach of his contract of service.
11.2    The placing of an advertisement of a post available to the public generally and/or the undertaking of any bona fide recruitment campaign that is not targeted at any present Senior Employee, and/or the employment of any such present Senior Employee who responds to such post or campaign without encouragement or direct contact from any member of the Institutional Seller’s Group, shall not constitute a breach of Clause 11.1.
12    Announcements and confidentiality
Announcements
12.1    The Institutional Seller and the Guarantor shall make their respective Announcements, and the Management Sellers’ Representative (or such other Management Seller as the Management Sellers’ Representative may authorise in writing) shall make the Employee Notification, in each case, on the day after the date of this Agreement (and neither the Institutional Seller nor the Management Sellers’ Representative shall make any such announcement or communication before the Guarantor has made its Announcement, which the Guarantor shall notify to the Institutional Seller and the Management Sellers’ Representative as soon as reasonably practicable thereafter). Each such Party may repeat the Announcements or the Employee Notification (as applicable) in substantially the same form and content at Completion. The Sellers acknowledge that the Purchaser or the Guarantor will, if required by applicable laws, file a copy of this Agreement (together with any other material agreement relating to the Transaction) in connection with the current report on SEC Form 8-K and/or the quarterly report on SEC Form 10-Q disclosing the entry by the Purchaser and the Guarantor into this Agreement and the Transaction, none of which will require notice to or the prior written consent of any Seller (provided that the Purchaser or Guarantor (as applicable) shall (unless prohibited by law or regulation) consult with a Seller and, to the extent practicable, take reasonable account of such Seller’s comments on any part of any such filing or report which identifies such Seller by name (which, in the case of the Institutional Seller, shall include any member of the Institutional Seller’s Group)).
12.2    Subject to Clause 12.1 or unless such disclosure is required by applicable law or regulation, by any competent judicial, governmental or regulatory body, or by the rules of any recognised stock exchange to which the relevant Party is subject, no Party shall make or issue any announcement or circular in connection with the existence or the subject matter of this Agreement or any other Transaction Document, or cause any such announcement to be made or issued, without the prior written consent of:
(a)    in the case of an announcement by a Seller, the Purchaser; and
(b)    in the case of an announcement by the Purchaser or the Guarantor, the Institutional Seller.
Confidentiality
12.3    The Confidentiality Agreement shall terminate on Completion (without prejudice to any rights, liabilities or obligations that have accrued prior to termination). At any time prior to Completion, to the extent that any provision of this Clause 12 is inconsistent with the provisions of the Confidentiality Agreement, the provisions of this Clause 12 shall prevail.
12.4    Subject to Clause 12.5, each Party shall treat as strictly confidential and shall not disclose or use any information received or obtained in connection with or as a result of entering into this Agreement or any other Transaction Document that relates to:
(a)    the provisions of this Agreement or any Transaction Document;
(b)    the negotiations relating to this Agreement and all other Transaction Documents;
(c)    (in relation to the obligations of the Sellers only) following Completion, any Group Company’s business or financial or other affairs;
(d)    (in relation to the obligations of the Purchaser and the Guarantor only) before Completion, any Group Company’s business or financial or other affairs; or
(e)    any other Party or its Related Persons.
12.5    Notwithstanding Clause 12.4, a Party may disclose or use information if and to the extent that:

(a)    such disclosure or use is required by applicable law or regulation, by any competent judicial, governmental or regulatory body, or by the rules of any recognised stock exchange;
(b)    such disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other Transaction Document;
(c)    such disclosure or use is required to vest the full benefit of this Agreement or any other Transaction Document in any Party;
(d)    disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing Party;
(e)    disclosure is made to the professional advisers, auditors or bankers of a Party on a need-to-know basis, provided that the recipient is made aware of this Clause 12 and is bound by a duty of confidentiality;
(f)    the disclosure is made by the Institutional Seller to a member of the Institutional Seller’s Group or investors in funds managed or advised by members of the Institutional Seller’s Group, subject to the recipient keeping such information confidential;
(g)    in the case of a Management Seller, such disclosure is required to be made in the proper performance of his or her duties as an employee, director or other officer of the Group;
(h)    the information is or becomes publicly available (other than by breach of this Agreement or the Confidentiality Agreement);
(i)    the disclosure is made by the Purchaser to any bank or financial institution in connection with the financing by the Purchaser of the acquisition of the Shares, provided such person complies with the provisions of this Clause 12 in respect of such information as if it were a Party; or
(j)    in the case of a Seller, the Purchaser has given its prior written consent or, in the case of the Purchaser or Guarantor, the Institutional Seller has given its prior written consent.
12.6    Before any information is disclosed pursuant to Clause 12.5(a) or 12.5(d), the Party concerned shall (unless prohibited by law) promptly notify the other Parties to whom the disclosure relates of the circumstances of the disclosure and the information to be disclosed with a view to providing such other Parties with the opportunity to contest, limit or agree the timing and content of such disclosure. This Clause 12.6 shall not apply in respect of:
(a)    any disclosure made to a Tax Authority solely in connection with the personal Tax affairs of any Management Seller;

(b)    any election with respect to any Group Company under section 338(g) of the U.S. Internal Revenue Code of 1986, as amended, to be made by any member of the Purchaser’s Group; or
(c)    any announcement, disclosure or filing by the Purchaser or the Guarantor pursuant to the Securities Act 1933, as amended, the Securities Exchange Act of 1934, as amended, or the applicable rules of the New York Stock Exchange, which will not require notice to or the prior written consent of any Seller (provided that the Purchaser or Guarantor (as applicable) shall (unless prohibited by law or regulation) consult with a Seller and, to the extent practicable, take reasonable account of such Seller’s comments on any part of any such announcement, disclosure or filing which identifies such Seller by name (which, in the case of the Institutional Seller, shall include any member of the Institutional Seller’s Group)).
13    Notices
Service of notices
13.1    Any notice to be given under this Agreement must be in English and in writing, and may be served by hand, by first-class post or airmail (pre-paid and signed for in each case) and also (or exclusively) by email to the address or email address (as applicable) given below, or to such other address or email address as may have been notified by any Party to the other Parties for this purpose (which shall supersede the previous address or email address (as applicable) from the date on which notice of the new address or email address is deemed to be served under this Clause 13).

Institutional Seller:
For the attention of:	Laura Spitoni
Address:	15, Boulevard Friedrich Wilhelm Raiffeisen L-2411 Luxembourg, Grand Duchy of Luxembourg
Email address:	LSpitoni@neuheim.lu
Copy (which shall not constitute notice) to:	Institutional Seller’s Solicitors, for the attention of David Higgins and Tom McCarthy, or by email to david.higgins@kirkland.com and tom.mccarthy@kirkland.com
Management Sellers/Management Sellers’ Representative: to the address or email address set out against the name of each such person in column (2) of part 1 of Schedule 1 (The Sellers), in each instance with a copy to the Management Sellers’ Solicitors, marked for the attention of Mohammed Senouci and by email to Mohammed.Senouci@traverssmith.com.

Purchaser:
For the attention of:	Bhaskar Rao and Mohammad Vakil
Address:	Tempur House Caxton Point, Printing House Lane Hayes Middlesex UB3 1AP
Email address:	Bhaskar.Rao@tempursealy.com Mo.Vakil@tempursealy.com Legal@tempursealy.com
Copy (which shall not constitute notice) to:	Purchaser’s Solicitors, for the attention of Tihir Sarkar, or by email to tsarkar@cgsh.com
Guarantor:
For the attention of:	Bhaskar Rao and Mohammad Vakil
Address:	1000 Tempur Way Lexington Kentucky 40511 United States of America
Email address:	Bhaskar.Rao@tempursealy.com Mo.Vakil@tempursealy.com Legal@tempursealy.com
Copy (which shall not constitute notice) to:	Purchaser’s Solicitors, for the attention of Tihir Sarkar, or by email to tsarkar@cgsh.com
13.2    Any notice served in accordance with Clause 13.1 shall be deemed to have been received:
(a)    if delivered by hand, at the time of delivery;
(b)    if sent by first class post, at 9.30 am on the second day after (and excluding) the date of posting;
(c)    if sent by airmail, at 9.30 am on the fifth day after (and excluding) the date of posting; or
(d)    if sent by email, at the time of transmission by the sender (provided that a sender does not receive an automated message of a failed delivery), provided that if a notice would otherwise be deemed to have been received outside Normal Business Hours, it shall instead be deemed to have been received at the recommencement of such Normal Business Hours.

13.3    For the purposes of Clause 13.2, “Normal Business Hours” means 9.00 am to 5.30 pm local time in the place of receipt on any day which is not a Saturday, Sunday or public holiday in that location. In the case of service on any Party by email, the place of receipt shall be deemed to be the address specified for service on that Party by post.
13.4    In proving receipt of any notice served in accordance with Clause 13.2, it shall be sufficient to show that the envelope containing the notice was properly addressed and either delivered to the relevant address by hand or posted as a pre-paid, signed-for first class or airmail letter, or that the email was sent to the correct email address (provided that no notice was received which informed the sender that the message was not delivered).
13.5    This Clause 13 shall not apply to the service of any proceedings or other documents in any legal action.
14    General
Management Sellers’ Representative
14.1    Each Management Seller (by his or her execution of this Agreement) confirms and agrees that the Management Sellers’ Representative owes no responsibility, duty of care or liability whatsoever to such Management Seller in connection with his or her appointment as Management Sellers’ Representative and the Management Sellers’ Representative shall have no liability whatsoever to the Management Sellers in relation to any action which he or she has taken or omitted to take in the past or may in the future take or omit to take in his or her capacity as a Management Sellers’ Representative under this Agreement (save where the Management Sellers’ Representative acts fraudulently). Each Management Seller agrees not to bring any action or claim against the Management Sellers’ Representative in connection with his or her appointment as the Management Sellers’ Representative under this Agreement and/or in relation to any action which the Management Sellers’ Representative has taken or omitted to take in the past or may in the future take or omit to take in his or her capacity as Management Sellers’ Representative under this Agreement.
14.2    Each Management Seller hereby agrees to be bound by each act, agreement, waiver, approval, consent and decision of the Management Sellers’ Representative. The Management Sellers shall severally indemnify the Management Sellers’ Representative and hold the Management Sellers’ Representative harmless against any loss, damage, injury, liability or expense incurred by him or her in taking any action, giving any consent or doing or omitting to do anything in his or her capacity as the Management Sellers’ Representative pursuant to this Agreement (save where the Management Sellers’ Representative acts fraudulently), including the reasonable fees and expenses of any legal counsel retained by the Management Sellers’ Representative together with all other reasonable expenses incurred by the Management Sellers’ Representative in connection with such matters.

14.3    If at any time there is no Management Sellers’ Representative or the Management Sellers’ Representative is unable to act, all references in this Agreement to the Management Sellers’ Representative shall be deemed to be references to each of the Management Sellers.
14.4    Any person from time to time appointed as the Management Sellers’ Representative may: (a) elect to no longer act as the Management Sellers’ Representative; or (b) be removed or replaced at any time by the Management Sellers representing at least 50% of the aggregate number of Shares held by the Management Sellers immediately prior to Completion, in each case, by written notice to the Purchaser, the Guarantor and the Institutional Seller. The first Management Sellers’ Representative shall be Michael Logue and such person hereby confirms that he is willing to act as the Management Sellers’ Representative upon and subject to the terms of this Agreement.
Further assurances
14.5    On request by any Party, each Party shall, as soon as reasonably practicable at the requesting Party’s cost and insofar as such Party is reasonably able, do or procure the doing of all such acts and execute or procure the execution of all such documents (in a form reasonably satisfactory to the requesting Party) as the requesting Party may reasonably consider necessary or appropriate to carry this Agreement into effect and to give the requesting Party the full benefit of it.
14.6    The Purchaser agrees that it will provide as soon as reasonably practicable all information requested in writing by the Institutional Seller reasonably required to enable the Sellers to comply with their (or any relevant persons’) obligations under the Proceeds of Crime Act 2002 and the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017 (No. 692) whether such obligations apply prior to Completion or thereafter.
Securityholders’ Deed
14.7    The Sellers hereby agree that the Securityholders’ Deed shall terminate with effect from and conditional on Completion, and each Seller irrevocably waives any and all claims such Seller may have under the Securityholders’ Deed with effect from and conditional on Completion against any other Seller, any Group Company or any other direct or indirect party to the Securityholders’ Deed. The Sellers agree that the Group Companies shall be a third party beneficiary of this Clause 14.7 and shall be entitled to enforce this Clause 14.7 against the Sellers.
Termination
14.8    If this Agreement is terminated pursuant to Clause 4.5, 4.5 or 6.4 the Parties shall have no further obligations under this Agreement, provided that:
(a)    the Surviving Provisions shall survive termination; and

(b)    (for the avoidance of doubt) termination shall be without prejudice to any rights, liabilities or obligations that have accrued prior to termination, or to any other rights or remedies available under this Agreement or at law.
14.9    Save for the termination provisions set out in Clause 4.5, 4.5 or 6.4, no Party is entitled to terminate this Agreement to rescind this Agreement or treat this Agreement as terminated in any circumstances whatsoever (including by reason of any breach of this Agreement or circumstances giving rise to a Seller Claim). This will not exclude any liability for (or remedy in respect of) fraud.
Costs
14.10    Unless expressly provided otherwise in this Agreement, each Party shall bear its own costs and expenses in relation to the negotiation, preparation, execution and implementation of the Transaction Documents, but this Clause 14.10 shall not prejudice any Party’s right to seek to recover costs in any litigation or other dispute resolution procedure arising in connection with any Transaction Document.
Taxes
14.11    The Purchaser shall bear all stamp duties, stamp duty land tax, notarial fees, sales taxes, transfer taxes or other taxes payable as a result of the transactions contemplated by this Agreement, and shall be responsible for arranging the payment of any such Tax.
14.12    Unless otherwise stated, any sum payable by one Party to another pursuant to any Transaction Document is exclusive of any VAT. If any payment under a Transaction Document is treated as consideration for a taxable supply made for VAT purposes, and the relevant recipient of such payment (the “payee”) is required to account for VAT in respect of that supply, the payer shall pay to the payee (in addition to any other consideration for that supply) an amount equal to such VAT, subject (if applicable and save where a reverse charge procedure applies) to the provision of a valid VAT invoice, or the equivalent, in respect of such payment. Such payment shall be made on demand or, if later, at the same time as any such consideration is payable.
14.13    Unless otherwise stated, any sums payable by one Party to another pursuant to any Transaction Document shall be paid free and clear of all deductions or withholdings whatsoever, save only as required by applicable law. If any such deductions or withholdings are required by applicable law (other than any deduction or withholding from a payment in respect of the Consideration which arises as a result of a present or former connection between the Party receiving the payment (or any of its Related Persons) and the jurisdiction imposing such deduction or withholding), then the payer shall pay to the payee, at the same time as making the relevant payment, such amount as will, after all such deductions or withholdings have been made, leave the payee with the same net amount as it would have received in the absence of such deductions or withholdings.

Assignment
14.14    No Party may assign, hold on trust, transfer, charge or otherwise deal with all or any part of its rights or obligations under this Agreement without the prior written consent of (i) in the case of a Seller, the Purchaser and (ii) in the case or the Purchaser of the Guarantor, the Institutional Seller, provided that:
(a)    subject to Clause 14.15, this Agreement and the rights and obligations arising under it may, at any time after the date on which the Institutional Seller’s Relevant Seller Proportion of the Balancing Amount (if any) is paid by or on behalf of the Purchaser or the Institutional Seller (as applicable) pursuant to Clause 3.4, be assigned or transferred in whole or in the part by the Institutional Seller to any member of the Institutional Seller’s Group which, at the time of such assignment or transfer, is of at least equivalent financial standing as the Institutional Seller (provided that, if such assignee or transferee ceases to be a member of the Institutional Seller’s Group, this Agreement and the rights and obligations arising under it shall be transferred back to the Institutional Seller or another member of the Institutional Seller’s Group prior to such cessation);
(b)    subject to Clause 14.15, this Agreement and the rights and obligations arising under it may be assigned or transferred in whole or in part by the Purchaser to any member of the Purchaser’s Group which, at the time of such assignment or transfer, is of at least equivalent financial standing as the Purchaser (provided that if such assignee or transferee ceases to be a member of the Purchaser’s Group, this Agreement and the rights and obligations arising under it shall be transferred back to the Purchaser or another member of the Purchaser’s Group prior to such cessation); and
(c)    this Agreement and the benefits arising under it may be assigned or charged in whole or in part by the Purchaser or the Guarantor to its financial lenders or banks as security for any financing or refinancing or other banking or related facilities in respect of or in connection with the Transaction and such benefits may further be assigned to any other financial institution by way of security for the borrowings made under such Agreement or to any person entitled to enforce any such security, in each case, without the prior written consent of any Party.
14.15    In the case of an assignment or transfer pursuant to Clause 14.14 above, the liability of any Party to such an assignee or transferee shall not be greater than it would have been had such assignment or transfer not taken place, and all the rights, benefits and protections afforded to a Party shall continue to apply to the benefit of that Party as against the assignee or transferee as they would have applied as against the assigning or transferring Party.

14.16    As a condition precedent to any assignment or transfer by the Institutional Seller or the Purchaser (as applicable) (the “Original Party”) of its rights and obligations to another member of the Institutional Seller’s Group or the Purchaser’s Group (as applicable) (the “Substitute Party”) pursuant to Clause 14.14(a) or 14.14(b), the Original Party shall require that the Substitute Party enters into a deed of adherence to this Agreement substantially in the agreed form. Following execution and delivery of a deed of adherence in accordance with this Clause 14.15, the Original Party shall have no further rights or obligations in respect of this Agreement and all references in this Agreement to the Original Party shall thereafter mean the Substitute Party instead of the Original Party.
14.17    Any purported assignment, declaration of trust, transfer, sub-contracting, delegation, charging or dealing in contravention of Clause 14.14 is ineffective.
Variation
14.18    No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of the Purchaser, the Guarantor, the Institutional Seller and the Management Sellers’ Representative (on behalf of the Management Sellers).
Rights of third parties
14.19    Except as expressly stated in this Agreement, this Agreement does not confer any rights on any person or party under the Contracts (Rights of Third Parties) Act 1999. The Parties may vary or terminate this Agreement in accordance with its terms without the consent of or notice to any person on whom such rights are conferred.
Entire agreement
14.20    The Transaction Documents constitute the whole agreement between the Parties relating to the Transaction to the exclusion of any terms implied in law that may be excluded by contract. They supersede and extinguish any and all prior discussions, correspondence, negotiations, drafts, arrangements, understandings or agreements relating to the Transaction.
14.21    Each Party agrees and acknowledges that:
(a)    it is entering into the Transaction Documents in reliance solely on the statements made or incorporated in them;
(b)    it is not relying on any other statement, representation, warranty, assurance or undertaking made or given by any person, in writing or otherwise, at any time prior to the date of this Agreement (“Pre-Contractual Statement”);
(c)    it is not entering into this Agreement in consequence of or in reliance on any unlawful communication as defined in section 30(1) of the Financial Services and Markets Act 2000 made by any other Party or any Party’s professional advisers; and

(d)    the other Parties are entering into this Agreement in reliance on the acknowledgements given in this Clause 14.21.
14.22    No Party shall have any liability whatsoever for any Pre-Contractual Statement, whether in contract, in tort, under the Misrepresentation Act 1967 or otherwise.
14.23    It is agreed that the only liability of any Party in respect of those statements, representations, warranties, assurances and undertakings made or given by it and set out or incorporated in this Agreement shall be for breach of contract.
14.24    Nothing in Clauses 14.20 to 14.23 limits or excludes any liability for fraud or fraudulent misrepresentation.
Inconsistency
14.25    If there is any inconsistency between the provisions of this Agreement and those of any other Transaction Document, the provisions of this Agreement shall prevail.
Remedies
14.26    The rights and remedies conferred on any Party by, or pursuant to, this Agreement are cumulative, and, except as expressly provided in this Agreement, are in addition to, and not exclusive of, any other rights and remedies available to such Party at law or in equity.
Waiver
14.27    Any waiver of any term or condition of this Agreement, waiver of any breach of any term or condition of this Agreement, or waiver of, or election whether or not to enforce, any right or remedy arising under this Agreement or at law, must be in writing and signed by or on behalf of the person granting the waiver (and, for the avoidance of doubt, the Management Sellers’ Representative may grant a waiver on behalf of the Management Sellers), and no waiver or election shall be inferred from a Party’s conduct.
14.28    Any waiver of a breach of any term or condition of this Agreement shall not be, or be deemed to be, a waiver of any subsequent breach.
14.29    Failure to enforce any provision of this Agreement at any time or for any period shall not waive that or any other provision or the right subsequently to enforce all provisions of this Agreement.
14.30    Failure to exercise, or delay in exercising, any right or remedy shall not operate as a waiver or be treated as an election not to exercise such right or remedy, and single or partial exercise or waiver of any right or remedy shall not preclude its further exercise or the exercise of any other right or remedy.
Severance

14.31    If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired.
14.32    If any provision of this Agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted or amended, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable and, if necessary, the Parties shall negotiate in good faith to amend the provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the Parties’ original commercial intention.
Counterparts and duplicates
14.33    This Agreement may be executed in any number of counterparts, but shall not be effective until each Party has signed at least one counterpart. Each counterpart constitutes an original, and all the counterparts together constitute one and the same agreement. If this Agreement is executed in duplicate, each duplicate constitutes an original.
Governing law
14.34    This Agreement and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Agreement) are governed by and shall be construed in accordance with the laws of England.
Jurisdiction
14.35    Except in relation to the determination of the Effective Time Statements and Payment Statement under Schedule 4 (Effective Time Statements), the Parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Agreement or the negotiation of the transaction contemplated by this Agreement).
Agent for service of process
14.36    Each Party that is a body corporate not incorporated in England and Wales undertakes to ensure that at all times a person with an address in England or Wales is appointed as its process agent to receive on its behalf service of any proceedings in respect of any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims) (the “Process Agent”). Such service shall be deemed completed on delivery to the Process Agent, whether or not it is forwarded to or received by the Party that appointed it.

14.37    At the date of this Agreement, the Institutional Seller has appointed Sun European Partners, LLP of 2 Park Street, 1st Floor, London W1K 2HX, United Kingdom as its Process Agent. Any notice to such process agent shall be marked for the attention of its Corporate Counsel. If such person ceases to be able to act as process agent or no longer has an address in England, the Institutional Seller shall immediately appoint a replacement Process Agent and deliver to the Purchaser a notice setting out the new Process Agent’s name and address together with a copy of the new Process Agent’s acceptance of its appointment.
14.38    At the date of this Agreement, the Guarantor has appointed the Purchaser of Tempur House, Caxton Point, Printing House Lane, Hayes, Middlesex UB3 1AP as its Process Agent. If such person ceases to be able to act as process agent or no longer has an address in England, the appointing Party shall immediately appoint a replacement Process Agent and deliver to the Sellers a notice setting out the new Process Agent’s name and address together with a copy of the new Process Agent’s acceptance of its appointment.
14.39    Each Party irrevocably agrees that any proceedings or document served on the Process Agent appointed by it will be validly served if delivered in accordance with Clause 13.
14.40    Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.
This Agreement is entered into by the Parties on the date written at the beginning of this Agreement.

Schedule 1
The Sellers
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Schedule 2
Conduct of Business prior to Completion
Subject to Clause 5.4, each Seller shall procure (insofar as it is legally able) that, between the execution of this Agreement and Completion, no Group Company does any of the following things without the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed:
1.make any substantial change in the nature or organisation of its business or discontinue or cease to operate (save as required by any COVID-19 Circumstances) all or any material part of its business;
2.transfer all or any part of its business or assets to any person other than a Group Company (other than in the ordinary and usual course of trading);
3.assume or incur, or agree to assume or incur, a liability, obligation or expense (actual or contingent) in excess of [***], other than in the ordinary course of business;
4.enter into any agreement or incur any commitment involving any capital expenditure:
(a)    in excess of [***] (in respect of a single commitment); or
(b)    which, together with all other capital commitments entered into between the date of this Agreement and Completion, exceeds [***], in each case exclusive of VAT;
5.acquire, dispose of or grant any option in respect of any part of its assets, or agree to do so, except in the ordinary course of business on normal arm’s length terms;
6.appoint any director unless such appointment is needed to replace a director who ceases to act as a director;
7.make any amendment to the terms and conditions of employment (including remuneration, pension entitlements and other benefits) of any Senior Employee (other than minor increases in emoluments made in the ordinary and usual course of business consistent with past practices, in which case the Institutional Seller or the Management Sellers’ Representative shall notify the Purchaser of such increases in writing in advance);
8.increase the remuneration entitlements or opportunities of Employees, or any of them (including wages, salaries, cash allowances, commission, bonuses, and any other form of fixed or variable remuneration, taken as a whole, and whether contractual or discretionary), if this results or, in the case of an increase in targets or discretionary amounts, may reasonably be expected to result in an increase to the annual staff costs of the Group of 3% or more;

9.dismiss any Senior Employee (save in circumstances of gross misconduct) or propose or implement the collective redundancy of any Employees;
10.appoint, employ or offer to appoint or employ, any employee who would, if appointed, be a Senior Employee. other than to replace any employee who has resigned or has been dismissed;
11.terminate or materially vary any Incentive Scheme, establish any new Incentive Scheme, or exercise any discretion under an Incentive Scheme other than in the ordinary and usual course of business consistent with the Group Company’s past practice;
12.grant, vest, accelerate or forfeit any award under any Incentive Scheme held by or on behalf of any Employee or their permitted transferees other than in the ordinary and usual course of business consistent with the Group Company’s past practice or in accordance with the terms of such Incentive Schemes;
13.enter into, terminate (or give notice of termination under) or materially vary any recognition, collective bargaining, information and consultation or other material agreement with, or establish or recognise, any Employee Representative;
14.initiate or settle any material dispute with any Employee Representative;
15.establish, amend in any material respect or discontinue (in whole or in part) any arrangement or obligations for providing Retirement Benefits in respect of which any Group Company has any liability after Completion, and no Group Company shall communicate any plan, proposal or intention to take any such action;
16.incur any additional borrowings other than in the ordinary course of business;
17.waive, forgive or release (in whole or in part) any amounts due to it by or on behalf of any person (other than in the ordinary and usual course of business);
18.make any loan to any person, other than credit extended in the ordinary and usual course of trading;
19.create any Encumbrance over any of its assets or undertaking other than in the ordinary course of trading;
20.enter into any guarantee or indemnity other than in the ordinary course of trading;
21.enter into, vary, terminate or waive any agreement or arrangement with any member of the Institutional Seller’s Group;
22.vary or terminate any policy of insurance held by it as at the date of this Agreement;
23.amend its articles of association, or pass any resolution that is inconsistent with their provisions;

24.pass any shareholder resolution in general meeting or by way of written resolution including any resolution for winding up, or to capitalise any profits or sum standing to the credit of the share premium account, capital redemption reserve fund or any other reserve;
25.create, allot, issue, grant any option or right to subscribe for, acquire, repay, redeem, reduce or repurchase any share capital or loan capital of any Group Company;
26.merge or consolidate with a body corporate or any other person, participate in any other type of corporate reorganisation (including hive-ups and hive-downs), or acquire or agree to acquire any share or other interest in any corporate body;
27.cancel, abandon, fail to renew, fail to prosecute, fail to maintain or defend, or allow to lapse any Owned Intellectual Property;
28.sell, dispose of, assign, transfer, create any Encumbrance on or grant any licence, release, immunity, covenant not to sue or right with respect to, any Owned Intellectual Property (other than non-exclusive licences of Owned Intellectual Property granted to customers or distributors of the business of the Group in the ordinary course of business consistent with past practice);
29.enter into, vary or waive any material rights under, terminate (or serve notice of termination under) or assign any Material Contract; and/or
30.commence and/or settle any litigation or arbitration or mediation proceedings (except relating to debt collection in the ordinary and usual course of trading) where the amount claimed or the settlement amount (where applicable) exceeds [***], including any claim, legal action, proceeding, suit, litigation, mediation or arbitration relating to any material Intellectual Property Rights;
31.change its accounting reference date;
32.make any material change to the accounting practices or policies by reference to which its accounts are drawn up (other than as required in order to comply with any changes in the applicable generally accepted accounting policies in the relevant jurisdiction);
33.make, revoke or modify any material claim, election or option relating to Tax;
34.change its residence for tax purposes or knowingly, carelessly or recklessly establish a permanent establishment or other taxable presence in any jurisdiction where it does not have such a permanent establishment or taxable presence at the date of this Agreement; and/or
35.agree or commit (in such a way as to create legally binding obligations) to do any of the foregoing,

provided that in each case the prior consent of the Purchaser shall be deemed to have been given to the Sellers and each Group Company if an email requesting the relevant consent has been sent to Bhaskar Rao and Mohammad Vakil at Bhaskar.Rao@tempursealy.com and Mo.Vakil@tempursealy.com, copied to Legal@tempursealy.com, and (i) no automated message has been received by the sender indicating that the message has not been delivered to the recipient, and (ii) no response from or on behalf of the Purchaser has been received within five Business Days thereof.

Schedule 3
Completion Obligations

Sellers’ Obligations

1. On Completion, each Seller shall deliver to the Purchaser (or make available to the Purchaser):
(a) stock transfer forms in respect of the Shares set opposite its name in Schedule 1 (The Sellers), duly executed by such Seller in favour of the Purchaser;	Fundamental Obligation
(b) an irrevocable power of attorney in the agreed form executed by such Seller to enable the Purchaser (during the period prior to the registration of the transfer of the Shares) to exercise all voting and other rights attaching to the Shares referred to in paragraph 1(a) (each a “Voting PoA”); and
Fundamental Obligation
(c) share certificates in respect of the Shares referred to in paragraph 1(a), or an indemnity in the agreed form in respect of any lost certificate (each a “Lost Share Certificate Indemnity”).	Fundamental Obligation
2. On Completion, the Sellers shall deliver to the Purchaser (or make available to the Purchaser):
(a) the certificates of incorporation, corporate seals (if any), statutory and other books of each Group Company (duly written up-to-date) and the share certificates in respect of each of the Company’s subsidiaries which, for purposes of this paragraph, will be deemed delivered if held at the Company’s registered office; and

(b) the authentication code issued by the Registrar of Companies for each Group Company that has joined the PROtected Online Filing Scheme.
3. On Completion, the Institutional Seller shall deliver to the Purchaser (or make available to the Purchaser):
(a) a resignation letter in the agreed form from Paul Daccus who shall be resigning from his office as a director of each Group Company of which he is a director (the “Resignation Letter”);

(b) subject only to the Purchaser’s procuring the repayment of the Existing Facilities Pay-Off Amount (if any) in accordance with the pay-off letter delivered in accordance with Clause 6.2(b) in respect of the Existing Facilities, deliver the duly executed Deed of Release in relation to the Existing Facilities; and
Fundamental Obligation
(c) evidence satisfactory (in form and substance) to the Purchaser (acting reasonably) of the termination of:
(i) the consulting agreement entered into on 3 May 2013 between Sun Capital Partners Management V, LLC and Dreams Limited (as varied from time to time); and
(ii) the other agreements or arrangements identified in folder 3.22.1.2 of the Data Room between any (A) any Group Company and Night Holdings LLC and (B) any Group Company and the Seller,
in each case, at no cost or expense to any Group Company or member of the Purchaser’s Group and such that no Group Company has any liability or obligation outstanding under any such agreement or arrangement with effect from Completion
Fundamental Obligation
4.    On Completion, the Sellers shall provide to the Purchaser copies of board resolutions of each relevant Group Company which:
(a)    sanction the registration of the Purchaser as a member of the Company in respect of the Shares (subject only to the transfer of the Shares being duly stamped);
(b)    appoint as directors of such Group Company with effect from Completion such persons as the Purchaser may notify to the Institutional Seller and the Management Sellers’ Representative at least five Business Days before Completion;
(c)    accept the resignation of Paul Daccus as director of such Group Company so as to take effect from Completion; and
(d)    (in respect of Dreams Limited only) approving, affirming and/or ratifying the deeds of amendment entered into on or around the date of this Agreement between Dreams Limited, on the one hand, and each of Linda Meade, Kim Zaheer, Jonathan Hirst and Kalwant Singh, on the other hand, relating to such persons contracts of employment.
Purchaser’s Obligations

5. On Completion, the Purchaser shall:
(a) pay to each Seller amount equal to the Relevant Seller Proportion of the Estimated Consideration due to such Seller in accordance with Clause 3.5, and such payments shall be an absolute discharge to the Purchaser who shall not be concerned with the subsequent application of the amount paid; and
Fundamental Obligation
(b) procure that the relevant Group Company repays the Existing Facilities in an amount equal to the Existing Facilities Pay-Off Amount (if any) in accordance with the pay-off letter delivered in accordance with Clause 6.2(b) in respect of the Existing Facilities.
Fundamental Obligation

Schedule 4
Effective Time Statements
1.    After Completion, the Purchaser shall prepare:
(a)    draft Effective Time Statements in accordance with Schedule 5 (Accounting Policies); and
(b)    a draft Payment Statement.
2.    The Purchaser shall procure that the draft Effective Time Statements and the draft Payment Statement are submitted to the Institutional Seller within 60 Business Days after (and excluding) the Completion Date.
3.    For a period of 30 Business Days after (and excluding) the date of receipt of the draft Effective Time Statements and the draft Payment Statement, the Purchaser shall make available to the Institutional Seller and its representatives and professional advisers all such books, records, working papers and data relating to the Group and services of the employees of the Group during Normal Business Hours as the Institutional Seller may reasonably request in connection with its review of the draft Effective Time Statements and the draft Payment Statement.
4.    Within 30 Business Days after (and excluding) the date of receipt of the draft Effective Time Statements and the draft Payment Statement, the Institutional Seller shall serve notice on the Purchaser that either:
(a)    the draft Effective Time Statements and the draft Payment Statement are agreed; or
(b)    the draft Effective Time Statements and the draft Payment Statement are not agreed, in which case such notice (a “Seller’s Disagreement Notice”) shall set out in reasonable detail:
(i)    those amounts with which the Institutional Seller disagrees;
(ii)    the adjustments that, in the Institutional Seller’s opinion, should be made to those amounts in order to comply with the provisions of this Agreement relating to the preparation of the draft Effective Time Statements and the draft Payment Statement; and
(iii)    the reasons why the Institutional Seller disagrees with those items.
5.    If the Institutional Seller:
(a)    notifies the Purchaser in accordance with paragraph 4(a) above that the draft Effective Time Statements and the draft Payment Statement are agreed; or

(b)    fails to give notice to the Purchaser as required by paragraph 4 above, then the draft Effective Time Statements and the draft Payment Statement shall be final and binding and shall, for the purposes of this Agreement, be treated as agreed on the date on which such notice is served or the next date after the last date on which such notice could have been served under paragraph 4 above (as applicable).
6.    If the Institutional Seller serves a Seller’s Disagreement Notice in accordance with paragraph 4(b) above, the Purchaser and the Institutional Seller shall use reasonable efforts to resolve the matters in dispute within 15 Business Days after (and excluding) the day of receipt of the Seller’s Disagreement Notice.
7.    If the disputed items are agreed within the period specified in paragraph 6, the draft Effective Time Statements and the draft Payment Statement (in each case amended as agreed) shall be final and binding and shall, for the purposes of this Agreement, be treated as agreed on the date on which such agreement is reached.
8.    If the disputed matters are not agreed within the period specified in paragraph 6, either the Purchaser or the Institutional Seller may refer the remaining matters in dispute to the Reporting Accountants (as defined in paragraph 9 below).
9.    Reporting Accountants
(a)    an independent firm of chartered accountants of international repute to be agreed between the Institutional Seller and the Purchaser shall be engaged jointly by the Institutional Seller (on behalf of the Sellers) and the Purchaser as reporting accountants (the “Reporting Accountants”) on the terms set out below. If either (i) the selected firm is unable or unwilling to act or (ii) the identity of the Reporting Accountants has not been agreed, or the terms of engagement of the Reporting Accountants have not been settled, within five Business Days of the referral pursuant to paragraph 8 (or such longer period as the Institutional Seller and the Purchaser may agree), then those accountants shall be deemed never to have become the Reporting Accountants and new Reporting Accountants shall be selected jointly by the Institutional Seller and the Purchaser within seven days of a notice by one to the other requiring such agreement or, failing such agreement, shall be nominated on the application of either of the Institutional Seller or the Purchaser by the President for the time being of The Institute of Chartered Accountants in England and Wales.
(b)    Except to the extent that the Institutional Seller and the Purchaser agree otherwise, the Reporting Accountants:
(i)    shall consider only those items and amounts set out in the draft Effective Time Statements or draft Payment Statement as to which the Institutional Seller and the Purchaser still disagree and whether any of the arguments put forward in the Seller’s Disagreement Notice is correct in whole or on part;
(ii)    shall determine what alterations should be made to the draft Effective Time Statements or draft Payment Statement in order to correct the relevant inaccuracy in them, provided that any such alterations will not result in an adjustment that is higher than the higher figure submitted by the Purchaser or the Institutional Seller and will not result in an adjustment that is lower than the lower figure submitted by the Purchaser or the Institutional Seller;
(iii)    shall apply the Accounting Policies and the other provisions set out in Schedule 5 (Accounting Policies); and
(iv)    for the avoidance of doubt shall not be entitled to determine the scope of their own jurisdiction.
(c)    The Reporting Accountants shall act as experts and not as arbitrators and their determination of any matter falling within their jurisdiction shall be final and binding on the Parties save in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be remitted to the Reporting Accountants for correction). In particular, save in the event of manifest error, their determination shall be deemed to be incorporated into the draft Effective Time Statements and the draft Payment Statement.
(d)    Each Party shall bear its own costs and expenses in relation to this Schedule 4 (Effective Time Statements), provided that the expenses (including VAT) of the Reporting Accountants shall be borne by the Sellers and the Purchaser in such proportion(s) determined by the Reporting Accountants or, failing such determination, equally by the Sellers and the Purchaser.
(e)    Nothing in this paragraph 9 shall entitle a Party or the Reporting Accountants access to any information or document that is: (i) protected by legal professional privilege or litigation privilege; or (b) reasonably determined to be confidential advice, provided that a Party shall not be entitled to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.
(f)    Each Party and the Reporting Accountants shall, and shall procure that its accountants and other advisers shall, keep all information and documents provided to them pursuant to this paragraph 9 confidential and shall not use the same for any purpose, except for disclosure or use in connection with the preparation of the draft Effective Time Statements or the draft Payment Statement, the proceedings of the Reporting Accountants or another matter arising out of this Agreement or in defending any claim or argument or alleged claim or argument relating to this Agreement or its subject matter.

(g)    The Sellers and the Purchaser shall cooperate with the Reporting Accountants and shall promptly on request supply or procure the supply, to the Reporting Accountants, or provide full access to, all such documents and information as the Reporting Accountants may reasonably require for purposes of their review of the draft Effective Time Statements and draft Payment Statement.
10.    Determination
(a)    The determination of the Reporting Accountants shall be based solely on written representations submitted by or on behalf of the Institutional Seller and the Purchaser which are in accordance with the guidelines and procedures set out below and otherwise in accordance with this Agreement, and not on the basis of an independent review. The Reporting Accountants shall consider only the matters in dispute between the Institutional Seller and the Purchaser and the Reporting Accountants may not assign a value to any item other than either the value assigned by the Institutional Seller, on the one hand, or the Purchaser, on the other hand.
(b)    The timetable for the Reporting Accountants to make their determination will be governed by the following procedures:
(i)    Within ten Business Days of retaining the Reporting Accountants, the Institutional Seller and the Purchaser shall each submit to the Reporting Accountants three copies of a memorandum (which must include supporting exhibits) explaining their respective positions of all unresolved disputed items (the “Initial Report”).
(ii)    Within one Business Day of receiving Initial Reports from both the Institutional Seller and the Purchaser, the Reporting Accountants shall distribute a copy of each Initial Report to the other Party.
(iii)    Within ten Business Days of receiving the other Party’s Initial Report from the Reporting Accountants, each of (A) the Institutional Seller and (B) the Purchaser may (but shall not be obliged to) submit to the Reporting Accountants three copies of a memorandum responding to the Initial Report submitted to the Reporting Accountants by the other Party (the “Rebuttal Report”). If a Party elects not to submit a Rebuttal Report, it shall notify the Reporting Accountants in writing that it has waived its right to do so. The Rebuttal Report may respond solely to the arguments raised, and information submitted, by the other Party in its Initial Report and no Party may introduce new arguments or rely on new information in the Rebuttal Report that was not part of such Party’s Initial Report or which are not directly responsive to an argument raised by the other Party’s Initial Report, except to the extent such new arguments or new information are used in direct response to arguments raised and information submitted by the other Party in its Initial Report.

(iv)    Within one Business Day of receiving Rebuttal Reports from both the Institutional Seller and the Purchaser, the Reporting Accountants shall distribute a copy of each Rebuttal Report to the other Party.
(v)    At any time within ten Business Days of the submission of the Initial Reports or any Rebuttal Reports by the Institutional Seller and the Purchaser, the Reporting Accountants may submit written questions to either Party following the procedures set out in paragraph 10(c) below.
(vi)    Upon receipt of the Rebuttal Report or notice waiving the right to submit such a report from both the Institutional Seller, on the one hand, and the Purchaser, on the other hand, and receipt of all responses to any written questions submitted by the Reporting Accountants, the Reporting Accountants shall endeavour to issue a report containing their determination within ten Business Days after the later of (i) receiving Rebuttal Reports from both the Institutional Seller and the Purchaser or notice waiving the right to submit such report, as applicable, or (ii) responses (if any) to any written questions submitted by the Reporting Accountants to either Party following the procedures set out in paragraph 10(c) below.
(vii)    Unless requested by the Reporting Accountants in writing pursuant to the terms of paragraph 10(c) below, neither the Institutional Seller nor the Purchaser may present any additional information or arguments to the Reporting Accountants, either orally or in writing.
(viii)    The Reporting Accountants shall render their decision without conducting a hearing.
(c)    After receiving both Initial Reports and Rebuttal Reports, if any, the Reporting Accountants may submit written questions to the Institutional Seller, on the one hand, and the Purchaser, on the other hand, for written responses or may direct requests for additional information, calculations, or supporting documentation to the Institutional Seller or the Purchaser reasonably required by the Reporting Accountants in order to clarify or understand any position or argument made by either such Party in its written submission, in which case such Parties agree to co-operate with such requests (including by ensuring that the Reporting Accountants are provided copies of all relevant books and records and other information) in the manner and in accordance with the timing described in this Schedule 4 (Effective Time Statements). If any such questions are addressed to only one of the Institutional Seller or the Purchaser, the Reporting Accountants shall submit the questions to that Party, with a copy to the other Party. Once received, the Party to whom the questions are addressed shall have five Business Days to answer the Reporting Accountants’ questions, and shall provide a copy of its written answers to the other Party at the time they are provided to the Reporting Accountants. In response thereto, the other Party may, within five Business Days, submit a response to such answer(s) to the Reporting Accountants and shall provide a copy of its response to the other Party at the time it is provided to the Reporting Accountants. If any such questions are addressed to both the Institutional Seller and the Purchaser, both Parties shall have five Business Days from the date of receipt to respond to the Reporting Accountants and each Party shall provide a copy of its written answers to the other Party at the time they are provided to the Reporting Accountants. In response thereto, each Party may, within five Business Days, submit a response to the other Party’s answer(s) to the Reporting Accountants and shall provide a copy to the other Party at the time it is provided to the Reporting Accountants.
(d)    The Parties agree not to engage in any ex parte communication with the Reporting Accountants. The Reporting Accountants will be required to include a representation in their engagement letter that they have not discussed the disputed matter with any Party prior to their being retained by the Parties, and to include a covenant in their engagement letter not to engage in ex parte communications with any Party throughout the course of their engagement.
(e)    The Reporting Accountants will be required to agree that, if between the delivery of the Seller’s Disagreement Notice and their engagement, the Institutional Seller and the Purchaser have exchanged certain proposals relating to the disputed items, such proposals were (i) intended solely for purposes of facilitating settlement discussions, (ii) were confidential and (iii) were provided solely on the condition and understanding that such proposals would not be permitted to be disclosed in any court or arbitration hearing, including with respect to the Reporting Accountants’ engagement in the dispute. The Reporting Accountants will be instructed to disregard any evidence of such settlement proposals and negotiations in their consideration of the disputed matters.
(f)    Except in connection with the dispute being resolved with respect to this Agreement, during the term of their engagement no member of the Reporting Accountants’ team may work on any matters related to the Institutional Seller or the Purchaser or otherwise perform services for any person that in any case may present a conflict of interest that is reasonably likely to affect the Reporting Accountants’ services or the unbiased performance of services by any member of the Reporting Accountants’ team. The foregoing restrictions on the Reporting Accountants will not apply to employees of the Reporting Accountants not assigned to work on this engagement. On the date they are engaged to resolve any dispute under this Agreement, the Reporting Accountants will be required to confirm to the Parties that they have not had any communication with any Party or discussed the matter with any person except as disclosed in writing to the Parties or a communication in which both the Parties participated.

Schedule 5
Accounting Policies

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SIGNATURES

PURCHASER

SIGNED by )
)
for and on behalf of )
TEMPUR SEALY (UK) LIMITED ) _/s/ Bhaskar Rao
Director

GUARANTOR

SIGNED by )
)
for and on behalf of )
TEMPUR SEALY INTERNATIONAL, )
INC. ) __/s/ Scott L. Thompson_____________
Authorised Signatory

INSTITUTIONAL SELLER

SIGNED BY

__/s/ Laura Spitoni______________ Laura Spitoni Authorised Manager

for and on behalf of
PROJECT DREAM S.À R.L.

MANAGEMENT SELLERS

SIGNED by )
MICHAEL LOGUE ) ____/s/ Michael Logue_____________
Signature

SIGNED by )
LINDA MEADE ) ___/s/ Linda Meade_________________
Signature

SIGNED by )
KIM ZAHEER ) __/s/ Kim Zaheer ________________
Signature

SIGNED by )
JONATHAN HIRST ) __/s/ Jonathan Hirst________________
Signature